Exhibit 2.1

Execution Version
PRIVILEGED AND CONFIDENTIAL
SUBJECT TO THE TERMS OF A CONFIDENTIALITY AGREEMENT

____________________

STOCK PURCHASE AGREEMENT

by and among

PACIFIC ARCHITECTS AND ENGINEERS, LLC,

CENTRA TECHNOLOGY, INC.,

The Stockholders of CENTRA TECHNOLOGY, INC.,

and

Barbara Rosenbaum,
as the Sellers Representative

____________________

Dated as of October 26, 2020

Page

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2

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3

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EXHIBITS

Exhibit A	R&W Insurance Policy
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Stock Power
Exhibit D	Form of Seller Release
Exhibit E	Form of Receipt, Termination and Release Agreement

SCHEDULES

Schedule 1.01(a)	Knowledge Persons
Schedule 1.01(b)	Sellers Table of Percentage Ownership
Schedule 1.01(c)	Working Capital Statement
Schedule 8.02(f)	Employees to Execute Retention Agreements
Schedule 9.02(v)	Certain Matters

4

(continued)

DISCLOSURE SCHEDULES

No Conflict    Schedule 3.03
Ownership of Shares    Schedule 3.04
Organization, Authority and Qualification of the Company    Schedule 4.01(b)
Capitalization; Subsidiaries and Joint Ventures    Schedules 4.03(a) and (b)
No Conflict    Schedule 4.04
Governmental Consents and Approvals    Schedule 4.05
Financial Information; Books and Record    Schedule 4.06
Conduct in the Ordinary Course    Schedule 4.08
Environmental Matters    Schedule 4.11
Material Contracts    Schedule 4.12(a)
Government Contracts    Schedules 4.15(b); (t); and (bb)
Intellectual Property    Schedule 4.16(a)
Real Property    Schedule 4.17
Employee Benefit Matters    Schedules 4.19(a) and (b)
Certain Employment and Labor Matters    Schedules 4.20(a) and (b)
Certain Interests    Schedule 4.21(b)
Insurance    Schedule 4.23
Bank Accounts    Schedule 4.24
Conditions to Obligations of Purchaser    Schedule 8.02

5

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 26, 2020, by and among Pacific Architects and Engineers, LLC, a Delaware limited liability company (“Purchaser”); CENTRA Technology, Inc., a Maryland corporation (the “Company”); the Persons identified on the signature page hereto under the heading “Sellers” (each, a “Seller” and collectively, the “Sellers”); and Barbara Rosenbaum as the sellers representative (the “Sellers Representative”).
WHEREAS, the Sellers collectively own all the issued and outstanding capital stock of the Company, consisting of 180,277.40 shares of common stock of the Company (all of such outstanding common stock is also referred to as the “Shares”); and
WHEREAS, the Sellers desire to sell to Purchaser and Purchaser desires to purchase from the Sellers, the Shares, upon the terms and subject to the conditions set forth herein;
NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:
ARTICLE I.

DEFINITIONS

Section 1.01 Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
“Amortization Value” means Five Million Two Hundred Ninety Thousand Dollars ($5,290,000).
“Base Purchase Price” means Two Hundred Ten Million Dollars ($210,000,000).
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York City, New York.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.
“Closing Cash” means the aggregate amount of any cash and cash equivalents of the Company and the Company Subsidiaries, less the amount of any issued checks that have not cleared as of such time and the amount of any restricted cash or deposits.
“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.
“Company Intellectual Property” means Intellectual Property owned by the Company or any Company Subsidiary.
“Company IP Agreements” means (i) licenses of Intellectual Property by the Company or any Company Subsidiary to any third party, (ii) licenses of Intellectual Property by any third party to the Company or any Company Subsidiary, (iii) agreements between the Company or any Company Subsidiary and any third party relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet web sites and (iv) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Company Intellectual Property.
“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or a Company Subsidiary.
“Company Subsidiaries” means the Wholly Owned Subsidiaries and the Majority Owned Subsidiaries.
“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
“Conveyance Taxes” means all sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes.
“Copyrights” means all published and unpublished original works of authorship and copyrights therein, copyright registrations and applications for registration thereof and all renewals, extensions, restorations and reversions thereto, or other registered and unregistered copyrights and applications for registration of copyright, moral rights and waivers and consents not to enforce such moral rights.
“Delta Bridge” means Delta Bridge Inc., a Virginia corporation.
“Delta Bridge Minority Owner Purchase Price” means the “Purchase Price” as defined and determined in accordance with the Delta Bridge Stock Purchase Agreement and the Delta Bridge Amended and Restated Stockholders Agreement dated October 3, 2015.
“Delta Bridge Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated August 31, 2020, among Delta Bridge, the Company and Thomas L. Becherer.
“Delta Network” means all of the equipment used by Delta Bridge in the provision of telecommunications services to its customers over a communication network, including: (1) all equipment associated with wireless and wireline communications, and (2) radio transceivers, antennas, wires, coaxial or fiber-optic cable or other cables, regular and backup power supplies, and comparable equipment, regardless of technological configuration.
“Disclosure Schedules” means the Disclosure Schedules attached hereto, dated as of the date hereof and delivered by the Company and Sellers to Purchaser in connection with this Agreement.
“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien, claim, charge, option, restriction or encumbrance.
“Environment” means surface waters, groundwaters, soil, subsurface strata and ambient air.
“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, consent decree or judgment relating to pollution or protection of the Environment.
“ESOP” means the CENTRA Technology, Inc. Employee Ownership Plan.
“ESOP Fairness Opinion” means a fairness opinion, dated as of the Closing Date, given to the ESOP Trustee from a financial advisor which is an “independent appraiser” (within the meaning of Section 401(a)(28)(C) of the Code) stating that (i) the consideration to be received by the ESOT for the ESOP Shares pursuant to the transactions contemplated by this Agreement is not less than “fair market value” (as such term is used in determining “adequate consideration” in accordance with Section 3(18)(B) of ERISA); and (ii) that the terms and conditions of the transactions contemplated by this Agreement, taken as a whole, are fair to the ESOT from a financial point of view.
“ESOP Shares” means the 10,131.4 shares of common stock of the Company owned by the ESOT.
“ESOP Trustee” means Diane Colpitts, as trustee under the ESOP.

“ESOT” means the CENTRA Technology, Inc. Employee Ownership Trust.
“Flow of Funds Memorandum” means a memorandum prepared by the Company and the Sellers Representative and delivered to Purchaser at least five (5) Business Days prior to the Closing Date, setting forth a good faith estimate (including all calculations in reasonable detail) of: (i) the Preliminary Statement; (ii) the amount of unpaid Sellers Expenses to be paid at the Closing and payment instructions with respect to each party to which such Sellers Expenses are to be paid; (iii) the amount of Change in Control Payments to be paid at the Closing to the Company, for further payment to the employees of the Company entitled to such payments through the Company’s payroll processor, identifying the employees entitled to such payment and the amounts thereof; (iv) the amounts of any unpaid Subsidiary Minority Owner Purchase Price to be paid at Closing and payment instructions with respect thereto; (v) the amount of Indebtedness of the Company as of the Closing Date together with payoff letters (including wire transfer instructions) from each holder of such Indebtedness, which letter shall specify the aggregate amount required to be paid in order to repay in full the Indebtedness related to such payoff letter (including any and all accrued but unpaid interest and prepayment penalty obligations and breakage costs due upon repayment) and payment instructions on the projected Closing Date, as well as the per diem amount to be added thereto in the event that the actual Closing Date is a date subsequent to the projected Closing Date; and (vi) the amount of the Closing Purchase Price Balance to be paid to the Sellers, together with wire instructions for the payment therefor.
“Fraud” means, with respect to any Person, (i) an intentional false representation of material fact by such Person in this Agreement, (ii) with knowledge that such representation is false, (iii) with an intention to induce another Person to act or refrain from acting in reliance upon it, (iv) causing such other Person, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action and (v) causing such other Person to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” shall not include any type of constructive or equitable fraud.
“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.
“Governmental Authority” means any federal, national, foreign, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency, commission, department, board, bureau or any instrumentality, court, tribunal, or judicial or arbitral body exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the United Nations, the World Bank, and the International Monetary Fund).
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means any substance, chemical, material, or waste now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “regulated substance,” “contaminant,” or “pollutant” (or words of similar import) within the meaning of or regulated or addressed under any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, with respect to any Person, (i) all indebtedness of such Person, whether or not contingent, for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables, accrued compensation or similar obligations incurred in the ordinary course of business of such Person), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (v) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (vii) obligations secured by Encumbrances, (viii) interest, fees and other payment obligations (including any premiums, termination fees, expenses, breakage costs or penalties due upon payment or prepayment), and (ix) all Indebtedness of others referred to in clauses (i) through (viii) above guaranteed directly or indirectly in any manner by such Person.
“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.
“Indemnifying Party” means the Sellers pursuant to Section 9.02, or Purchaser pursuant to Section 9.03, as the case may be.
“Independent Accountants” means KPMG or such other independent accounting firm of national or regional reputation which has not performed services for Purchaser, the Company or the Sellers, or any of their respective Affiliates, during the preceding three (3) year period, which is selected by Purchaser and the Sellers Representative.
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) Patents, patent applications and statutory invention registrations, (ii) Trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill of the business symbolized thereby or associated therewith, (iii) mask works and Copyrights, including Copyrights in computer Software, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets, know how, invention rights, designs, drawings, specifications, product configurations, prototypes, models, technical data, databases, formulae, and algorithms, processes, procedures, and all tangible embodiments thereof (in any form or medium), (v) internet domain name registrations and social media identifiers and accounts, and (vi) any other intellectual property and related proprietary rights, interests and protections, whether statutory, common law, or otherwise, including rights to limit the use or disclosure thereof by any Person, and the right to bring suit, pursue past, current and future violations, infringements, or misappropriations, and collections.

“IRS” means the Internal Revenue Service of the United States.
“Knowledge of the Company” or similar terms used in this Agreement, including with respect to the Company Subsidiaries, mean the actual (but not constructive or imputed) knowledge of any of the Persons listed in Schedule 1.01(a) as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this agreement, as of the date of delivery of such certificate).
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Leased Real Property” means the real property leased by the Company or any Company Subsidiary, as tenant, together with, to the extent leased by the Company or such Company Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or such Company Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.
“Licensed Intellectual Property” means Intellectual Property licensed to the Company or any Company Subsidiary pursuant to the Company IP Agreements.
“Majority Owned Subsidiaries” means the following companies in which the Company holds a majority of the outstanding capital stock: (i) Delta Bridge and (ii) TATE.
“Majority Sellers” means (i) the Principal Seller, (ii) the Rosenbaum Family Foundation, Inc. and (iii) the following sub-trusts of the Rosenbaum Family 2019 Irrevocable Trust: (1) Children’s Trust f/b/o Linda Anne Rosenbaum Duska; (2) Children’s Trust f/b/o Sharon Rosenbaum Harris; (3) Children’s Trust f/b/o Amy Debra Rosenbaum; (4) Grandchildren’s Trust f/b/o Rebecca Elizabeth Harris; (5) Grandchildren’s Trust f/b/o Rachel Casey Harris; (6) Grandchildren’s Trust f/b/o Samuel Joseph Duska; (7) Grandchildren’s Trust f/b/o Jacob Ethan Duska; (8) Grandchildren’s Trust f/b/o Jessica Louise Duska; (9) Grandchildren’s Trust f/b/o Sarah Rose Duska; (10) Grandchildren’s Trust f/b/o Louis Allen Lahey; (11) Grandchildren’s Trust f/b/o Hannah Paige Lahey; and (12) Grandchildren’s Trust f/b/o Alice Evelyn Lahey.
“Material Adverse Effect” means any circumstance, change, event, condition, or effect that has or would reasonably be expected to, individually or together with all other circumstances, changes, events, conditions or effects, (a) have a material adverse effect on the assets, liabilities, results of operations or the financial condition of the Company and the Company Subsidiaries, taken as a whole or (b) prevent, materially delay or materially impair the ability of the Company or the Sellers to consummate the transactions contemplated by this Agreement; provided, however, that, for purposes of clause (a) none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”: (i) events, circumstances, changes or effects that generally affect the industries in which the Company or the Company Subsidiaries operate (including legal and regulatory changes), (ii) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, (iii)  any change in law or regulations in any jurisdiction in which the Company or any Company Subsidiary does business (iv) or any change in accounting principles required by GAAP or applicable regulations, (v) the effect of any change arising in connection with earthquakes, pandemics, epidemics, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof, (vi) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, (in the cases of clauses (i)–(vi), that does not disproportionately affect the Company or any Company Subsidiary in relation to other companies in the industry in which the Company or any Company Subsidiary operates) and (vii) any failure by the Company or any Company Subsidiary to meet any estimates of revenue, earnings or performance for any period ending on or after the date of this Agreement and prior to the Closing, provided, that clause (vii) shall not prevent an assertion that any circumstance, change, event, condition or effect that resulted in such failure constitutes or contributed to a Material Adverse Effect or (b) .
“Open Source” means any Software that is, or that contains or is derived in any manner (in whole or in part) from any software that is distributed as “free software,” “open source software,” copyleft software, “freeware” or “shareware” or under similar licensing or distribution models, including, without limitation, any Software licensed under the GNU General Public License, the GNU Library General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License or any Creative Commons “sharealike” license.
“Other Sellers” means the Sellers other than the Majority Sellers.
“Permits” means any permits approvals, authorizations, consents, licenses, or certificates of a Governmental Authority.
“Permitted Encumbrances” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves are reflected on the Company’s financial statements, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any Company Subsidiary, or the validity or amount of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves are reflected on the Company’s financial statements, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), and (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use of the Company’s or any Company Subsidiary’s assets.
“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
“Pre-Closing Tax Period” means a Tax Period ending on or before the Closing Date.
“Principal Seller” means the Harold Rosenbaum 2011 Revocable Trust.
“Pro Rata Share” means, with respect to any Seller, such Seller’s percentage ownership of the Company set forth opposite such Seller’s name on Schedule 1.01(b) attached hereto. The Pro Rata Share of the Majority Sellers is the sum of the Pro Rata Shares of each Majority Seller.
“R&W Insurance Policy” means the purchaser-side representations and warranties insurance policy purchased by and issued to Purchaser in respect of this Agreement effective as of the date hereof, on the terms and conditions set forth on Exhibit A.
“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of the Treasury with respect to the Code or other federal tax statutes.
        “SEC” means the U.S. Securities and Exchange Commission.
“Sellers Expenses” means the aggregate of all fees and expenses payable by the Company or the Sellers in connection with the consummation of the transactions contemplated hereby (or incurred in connection with the transactions hereunder) including any of the foregoing payable to legal counsel, accountants, investment bankers, financial advisors, brokers, finders, or consultants, but excluding Change in Control Payments and any expenses associated with the preparation of Tax Returns and payments associated with the termination and liquidation of the ESOP.
“Software” means all (a) software and computer programs (including all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, including statements in human readable form such as comments and definitions, which are generally formed and organized according to the syntax of a computer or programmable logic programming language, and such statements in batch or scripting languages); (b) text, diagrams, descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, microcode and implementations, development tools, templates, menus, buttons and icons; and (c) all documentation including user manuals and other training documentation relating to any of the foregoing.
“Straddle Period” means any Tax Period beginning before the date of the Closing and ending after the date of the Closing.
“Subsidiary Minority Owner Purchase Price” means the Delta Bridge Minority Owner Purchase Price and the TATE Minority Owner Purchase Price.
“TATE” means TATE Incorporated, a Maryland close corporation.
“TATE Minority Owner Purchase Price” means the “Purchase Price” as defined and determined in accordance with the TATE Stock Purchase Agreement.
“TATE Stock Purchase Agreement” means that certain stock purchase agreement among TATE, the Company and the David M. Ayres Grantor Retained Annuity Trust (2014), providing for the Company to acquire all of the outstanding minority interests in TATE prior to the Closing.
“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.
“Tax Period” means a taxable year of Company (or any Company Subsidiary, as applicable) as defined in Section 441(b) of the Code or comparable section of U.S. state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is required to be made).
“Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with any Tax authority, including any schedule or attachment thereto or any amendment thereof.
“Termination Fee” means an amount in cash equal to Six Million Dollars ($6,000,000).
“Trademarks” means all trademarks, service marks, trade dress, logos, brand names, trade names, corporate names, fictitious and other business names, product and service names, any other indicia of source or origin and all registrations and applications for registration of the foregoing (and any extensions, modifications and renewals of any such registrations and applications), including all intent-to-use registrations or similar reservation of rights, together with the goodwill symbolized by any of the foregoing.
“Wholly Owned Subsidiaries” means the following wholly owned subsidiaries of the Company: (i) Courage Services, Inc., a Virginia corporation; and (ii) CENTRA Services, Inc., a Massachusetts corporation.
“Working Capital” means (i) all current assets (excluding Closing Cash and income tax receivable) of the Company and the Company Subsidiaries on a consolidated basis minus (ii) all current liabilities (excluding any items constituting Indebtedness or Sellers Expenses or income taxes payable or deferred tax but including the amounts of any tax liability deferred pursuant to the CARES Act) of the Company and the Company Subsidiaries on a consolidated basis, including $225,000 for the preparation of the Company’s refund claims and income Tax Returns as set forth in Section 7.02 and Section 7.04 and the costs of terminating and liquidating the ESOP. For the avoidance of doubt, for all purposes hereunder the calculation of Working Capital, including the good faith estimate thereof set forth on the Preliminary Statement and the calculation thereof set forth on the Closing Statement, shall take into account only the same line items set forth on Schedule 1.01(c) attached hereto and shall be determined or calculated in accordance with GAAP and in a manner consistent with, and using the same principles, policies, methods and practices (including as to reserves and accruals) used in, the preparation of the Financial Statements, and as further provided in Section 2.06(b).
Section 1.02 Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Agreement”	Preamble
“Certain Matters”	Section 9.02(v)
“Certain Matters Escrow Amount”	Section 2.02(f)
“Change in Control Payments”	Section 7.09
“Closing”	Section 2.03
“Closing Date”	Section 2.03
“Closing Purchase Price”	Section 2.02
“Closing Purchase Price Balance”	Section 2.02(f)
“Closing Statement”	Section 2.06(b)
“Company”	Preamble
“Company Employees”	Section 6.08
“Confidentiality Agreement”	Section 6.03(a)
“Contest”	Section 7.03(b)
“Counsel”	Section 6.10
“Covered Software”	Section 4.16(j)
“Direct Claim”	Section 9.06(c)

“Enforceability Exceptions”	Section 3.02
“ERISA”	Section 4.19(a)
“Escrow Agent”	Section 2.02(c)
“Escrow Agreement”	Section 2.02(c)
“Escrow Amount”	Section 2.02(f)
“Final Closing Statement”	Section 2.06(d)
“Financial Statements”	Section 4.07
“Interim Financial Statements”	Section 4.07
“Loss”	Section 9.02
“Material Contracts”	Section 4.14
“Maxwell Street Property”	Section 6.18
“Multiemployer Plan”	Section 4.19(b)
“Multiple Employer Plan”	Section 4.19(b)
“Plans”	Section 4.19(a)
“Preliminary Statement”	Section 2.06(a)
“Purchaser”	Preamble
“Purchase Price”	Section 2.02
“Purchase Price Adjustment Escrow Amount”	Section 2.02(e)
“Purchaser Indemnified Party”	Section 9.02
“Real Property Purchase Agreement”	Section 6.18
“Resolution Period”	Section 2.06(c)
“Restricted Period”	Section 6.06(a)
“Review Period”	Section 2.06(c)
“Rosenbaum Trust”	Section 2.02(f)

“Seller Indemnified Party”	Section 9.03
“Sellers Representative”	Preamble
“Shares”	Recitals
“Surviving Representations”	Section 9.01(a)
“Targeted Working Capital”	Section 2.06(a)
“Termination Date”	Section 6.04(b)
“Third Party Claim”	Section 9.06(a)

Section 1.03 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a)    when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;
(b)    the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c )     whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
(d)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(e)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
(f)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
(g)    any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;
(h)     references to a Person are also to its successors and permitted assigns;
(i)    the use of “or” is not intended to be exclusive unless expressly indicated;
(j)    when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day;
(k)    any reference in this Agreement to $ shall mean U.S. dollars;
(l)    any reference in this Agreement to a “consent” or a “request” shall mean a writing evidencing such consent or request, made by an authorized person of the party issuing such consent or request;
(m)    the words “made available,” “provided” or words of similar import with respect to any item made available or provided by the Sellers or the Company shall mean that such item was either delivered by or on behalf of the Sellers or the Company or posted prior to the date of this Agreement in the online data room established by or on behalf of the Sellers or the Company in connection with the transactions contemplated by this Agreement; and
(n)    all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
ARTICLE II.

PURCHASE AND SALE

Section 2.01 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Purchaser, free and clear of all Encumbrances, the Shares, and Purchaser shall purchase the Shares.
Section 2.02 Purchase Price. The purchase price (the “Purchase Price”) for the acquisition of the Company through the purchase of the Shares shall be the sum of (i) an amount equal to the Base Purchase Price, plus (ii) the Amortization Value, increased or decreased pursuant to the estimated adjustments set forth in Section 2.06(a) (such total as so adjusted, the “Closing Purchase Price”), plus (iii) an amount equal to the post-Closing adjustment pursuant to Section 2.06(b)-(g). The Closing Purchase Price shall be paid at the Closing as follows:
(a)    Purchaser will pay in immediately available funds for the benefit of the Sellers and the Company any unpaid Sellers Expenses identified in the Flow of Funds Memorandum that have not been paid by the Company or the Sellers prior to Closing;
(b)    Purchaser will pay in immediately available funds any unpaid Change in Control Payments identified in the Flow of Funds Memorandum to the Company, for further payment by the Company through its payroll processor on or as soon as practicable following the Closing Date to the employees and in the amounts as set forth in the Flow of Funds Memorandum;
(c)    Purchaser will pay in immediately available funds the amounts of any unpaid Subsidiary Minority Owner Purchase Price identified in the Flow of Funds Memorandum;
(d)    Purchaser will pay in immediately available funds any unpaid Indebtedness identified in the Flow of Funds Memorandum;
(e)    Purchaser shall deposit in escrow from the Closing Purchase Price Five Million Dollars ($5,000,000) (the “Purchase Price Adjustment Escrow Amount”), to be held in escrow with Citizens Commercial Bank or a mutually agreed upon substitute Escrow Agent (the “Escrow Agent”), on the terms set forth in this Agreement and the Escrow Agreement, attached hereto as Exhibit B (“Escrow Agreement”); and
(f)    The amount of the Closing Purchase Price minus the amounts of the payments and deposit in Sections 2.02(a) through 2.02(e) (the “Closing Purchase Price Balance”) shall be paid by Purchaser in immediately available funds to the Sellers to their respective accounts the amounts set forth in the Flow of Funds Memorandum as follows:
(i)     to the ESOT, $107,000, representing the anticipated amount of the ESOT’s Pro Rata Share of the estimated refund of state and federal income taxes resulting from the refund of estimated income Taxes paid for the Tax Period ended September 30, 2020 and the carryback of net operating losses in accordance with Section 7.02 hereof; and
(ii)    to all Sellers, inclusive of the ESOT, their Pro Rata Share of the difference between (A) the Closing Purchase Price Balance and (B) the amount paid to the ESOT under clause (i) above; provided, however, there shall be deducted from the amount payable to the Harold Rosenbaum 2011 Revocable Trust (“Rosenbaum Trust”), Two Million Dollars ($2,000,000) (the “Certain Matters Escrow Amount”, and together with the Purchase Price Adjustment Escrow Amount, the “Escrow Amount”) to be held in escrow with Escrow Agent and disbursed and released on the terms set forth in the Escrow Agreement for the Certain Matters Escrow Amount and any earnings thereon.
Section 2.03 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Greenberg Traurig, LLP, 1750 Tysons Boulevard, Suite 1000, McLean, Virginia 22102 at 10:00 a.m. local time on the third (3rd) Business Day following the satisfaction or written waiver of each condition to the Closing set forth in Section 8.01 and Section 8.02 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or written waiver of such conditions at the Closing), or at such other place or at such other time or on such other date as the Sellers Representative and Purchaser may mutually agree upon in writing (the date of such Closing, the “Closing Date”). By mutual agreement of the parties, the Closing may take place by conference call and electronic (i.e., email/PDF) or facsimile exchange of signatures with exchange of original signatures by overnight mail.
Section 2.04 Closing Deliveries by the Company and the Sellers. At the Closing, the Company and the Sellers shall deliver or cause to be delivered to Purchaser:
(a)    stock powers duly executed in blank evidencing the transfer of the Shares to Purchaser, in the form attached hereto as Exhibit C;
(b)    a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, of the resolutions duly and validly adopted by the Board of Directors of the Company evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby;
(c )    a certificate of the Secretary or an Assistant Secretary of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder and thereunder;
(d)    a copy of (i) the articles of incorporation, as amended, of the Company, certified by the Maryland State Department of Assessments and Taxation (the “SDAT”), as of a date not earlier than ten (10) Business Days prior to the Closing and accompanied by a certificate of the Secretary or Assistant Secretary of the Company, dated as of the Closing, stating that no amendments have been made to the articles of incorporation since such date, and (ii) the bylaws of the Company, certified by the Secretary or Assistant Secretary of the Company;
(e)    a good standing certificate for the Company from the SDAT as of a date not earlier than ten (10) Business Days prior to the Closing;
(f)    a certificate of the Chairman or President of the Company, certifying the items in Section 8.02(a);

(g)    with respect to any Shares held by a trust as of the Closing Date, evidence of the required authorization of the trustee of any such trust to consummate the transactions contemplated pursuant to the terms of this Agreement;
(h)    the resignations, effective as of the Closing, of all of the directors and officers of the Company and each Company Subsidiary, except for such persons as shall have been designated in writing prior to the Closing by Purchaser to the Sellers Representative;
(i)    a general release from each Seller releasing the Company as of the Closing Date, in the form attached hereto as Exhibit D;
(j)    a counterpart to the Escrow Agreement, duly executed by the Sellers Representative;
(k)    the ESOP Fairness Opinion;
(l)    the Plan Amendment; and
(m)    the Trustee Certificate.
Section 2.05 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to or on behalf of the Sellers, as applicable:
(a)    the payment of the Closing Purchase Price in accordance with Section 2.02;
(b)    a true and complete copy, certified by an authorized officer of Purchaser, of the resolutions duly and validly adopted by the sole member of Purchaser evidencing its authorization of the execution and delivery of this Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby;
(c )    a certificate of an authorized officer of Purchaser certifying the names and signatures of the officers of Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder and thereunder;
(d)    a true and correct copy of the R&W Insurance Policy, bound as of the Closing Date; and
(e)    a counterpart to the Escrow Agreement, duly executed by each of Purchaser and the Escrow Agent.
Section 2.06 Adjustment of Purchase Price.
(a)    At least five (5) Business Days prior to the Closing, the Company shall deliver to Purchaser a statement (the “Preliminary Statement”) setting forth the Sellers’ good faith estimate of (i) Closing Cash, and (ii) the Working Capital as of the close of business on the Closing Date, in each case, including the components thereof and reasonable back-up information with respect thereto, and (iii) the calculation of the Closing Purchase Price based on the foregoing. In the event that Purchaser notifies the Company of any objection to the Preliminary Statement no later than three (3) Business Days prior to the Closing Date, Purchaser and the Company shall discuss such objections in good faith and the Company will, in good faith and after taking into account the discussion between the Company and Purchaser, revise and re-deliver the Preliminary Statement no later than two (2) Business Days prior to the Closing Date to reflect the results of such discussion (which revised and redelivered Preliminary Statement shall serve as the Preliminary Statement for all purposes under this Agreement). At the Closing, the Closing Purchase Price shall be (i) increased or decreased by the amount that Closing Cash reflected on the Preliminary Statement exceeds or is less than $0, respectively, and (ii) adjusted by the difference between the Working Capital reflected on the Preliminary Statement and Twenty Four Million Dollars ($24,000,000) (the “Targeted Working Capital”). If the Working Capital reflected on the Preliminary Statement exceeds the Targeted Working Capital, the amount of the Closing Purchase Price shall be increased dollar-for-dollar by the amount of such excess, and if the Working Capital reflected on the Preliminary Statement is less than the Targeted Working Capital, the amount of the Closing Purchase Price shall be decreased dollar-for-dollar by such shortfall.
(b)    As soon as practicable, and in any event within ninety (90) calendar days after the Closing, Purchaser shall prepare or cause to be prepared and delivered to the Sellers Representative a statement as of the close of business on the Closing Date (the “Closing Statement”) setting forth the actual Closing Cash and the actual Working Capital of the Company. The Closing Statement shall entirely disregard (i) any and all effects on the assets or liabilities of the Company as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Purchaser or any other transaction entered into by Purchaser in connection with the consummation of the transactions contemplated hereby, and (ii) any of the plans, transactions or changes which Purchaser intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company or its business or assets, or any facts or circumstances that are unique or particular to Purchaser or any of its assets or liabilities.
(c)    Purchaser shall, and shall cause the Company to, grant the Sellers Representative and its authorized representatives reasonable access to all such papers and documents and all such personnel as it or its representatives may reasonably request, and the Sellers Representative shall have up to forty-five (45) days after receiving the Closing Statement to review the Closing Statement (the “Review Period”); provided, however, that, in the event Purchaser or the Company does not provide any papers or documents or access to personnel reasonably requested by the Sellers Representative or any of its representatives within five (5) Business Days after request therefor (or such shorter period as may remain in the Review Period), the Review Period shall be extended by five (5) Business Days plus one (1) Business Day for each additional day required for Purchaser or the Company to fully respond to such request. The Sellers Representative shall deliver notice to Purchaser on or prior to the expiration of the Review Period specifying in reasonable detail all disputed items and the basis therefor. If the Sellers Representative fails to deliver such notice by such date, the Sellers Representative and the Sellers shall have waived their right to contest the Closing Statement. If the Sellers Representative timely notifies Purchaser of any objections to the Closing Statement, the parties shall, within twenty (20) Business Days following the date of such notice (the “Resolution Period”), attempt to resolve their differences and any written resolution by them as to any disputed amount shall be final and binding for all purposes under this Agreement.

(d)    If at the conclusion of the Resolution Period the parties have not reached an agreement on any objections with respect to the Closing Statement, then all amounts and issues remaining in dispute shall be submitted by the Sellers Representative and Purchaser to the Independent Accountants for a determination resolving such amounts and issues. All fees and expenses relating to the work, if any, to be performed by the Independent Accountants shall be borne by Purchaser and the Sellers Representative in the proportion that the aggregate dollar amount of the disputed items submitted to the Independent Accountants by such party that are unsuccessfully disputed by such party (as finally determined by the Independent Accountants) bears to the aggregate dollar amount of disputed items submitted by Purchaser and the Sellers Representative. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Independent Accountants shall be borne by the party incurring such cost and expense. The Independent Accountants shall determine only those issues still in dispute at the end of the Resolution Period and the Independent Accountants’ determination shall be based upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Accountants shall be based solely on presentations with respect to such disputed items by Purchaser and the Sellers Representative to the Independent Accountants and not on the Independent Accountants’ independent review. Each of Purchaser and the Sellers Representative shall use commercially reasonable efforts to make its presentation as promptly as practicable following submission to the Independent Accountants of the disputed items, and each such party shall be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Independent Accountants. In deciding any matter, the Independent Accountants (i) shall be bound by the provisions of this Section 2.06(d) and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either Purchaser or the Sellers Representative or less than the smallest value for such item claimed by Purchaser or the Sellers Representative. The Independent Accountants’ determination shall be made within forty-five (45) calendar days after its engagement (which engagement shall be made no later than five (5) Business Days after the end of the Resolution Period), or as soon thereafter as possible, shall be set forth in a written statement delivered to Purchaser and the Sellers Representative and shall be final, conclusive, non-appealable and binding for all purposes hereunder. It is the intent of the parties hereto that the process set forth in this Section 2.06(d) and the activities of the Independent Accountants in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The term “Final Closing Statement” shall mean the definitive Closing Statement agreed to by the Sellers Representative and Purchaser if no items are disputed in accordance with Section 2.06(c) or the definitive Closing Statement resulting from the determination made by the Independent Accountants in accordance with this Section 2.06(d).
(e)    In the event that the sum of the Working Capital and Closing Cash as reflected on the Final Closing Statement equals or exceeds the sum of the Working Capital and Closing Cash as reflected on the Preliminary Statement, then (i) Purchaser shall pay the Sellers the amount of such excess, if any, on a pro rata basis in accordance with the Sellers’ respective Pro Rata Shares, in immediately available funds to such account or accounts as may be designated by the Sellers Representative, and (ii) the Purchase Price Adjustment Escrow Amount and any earnings thereon will be disbursed by the Escrow Agent to the Sellers in the same manner as the payments in the preceding clause (i).

(f)     In the event that the sum of the Working Capital and Closing Cash as reflected on the Final Closing Statement is less than the sum of the Working Capital and Closing Cash as reflected on the Preliminary Statement, then the Escrow Agent shall pay the amount of such difference to Purchaser from the Purchase Price Adjustment Escrow Amount; provided, however, if such difference exceeds the Purchase Price Adjustment Escrow Amount, the Sellers shall pay the amount of such excess, on a pro rata basis in accordance with their respective Pro Rata Shares, to Purchaser in immediately available funds to such account or accounts as may be designated by Purchaser; provided further, however, that if such difference is less than the Purchase Price Adjustment Escrow Amount, the remaining balance of the Purchase Price Adjustment Escrow Amount shall be disbursed by the Escrow Agent to the Sellers on a pro rata basis in accordance with their respective Pro Rata Shares, in immediately available funds to such account or accounts as may be designated by the Sellers Representative.
(g)    If the Escrow Agent is required to pay or disburse an amount to the Sellers pursuant to clauses Section 2.06(e) or Section 2.06(f), then Purchaser shall direct the Escrow Agent to make such payment or disbursement from the Purchase Price Adjustment Escrow Amount in accordance with the Escrow Agreement within five (5) Business Days after the Final Closing Statement is agreed to by the Sellers Representative and Purchaser or is finally determined by the Independent Accountants in accordance with Section 2.06(d). If the Escrow Agent is required to pay or disburse an amount to Purchaser pursuant to Section 2.06(f), then the Sellers Representative shall direct the Escrow Agent to make such payment or disbursement from the Purchase Price Adjustment Escrow Amount in accordance with the Escrow Agreement within five (5) Business Days after the Final Closing Statement is agreed to by the Sellers Representative and Purchaser or is determined by the Independent Accountants in accordance with Section 2.06(d).
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Representations and Warranties of the Non-ESOT Sellers. Except with respect to those representations and warranties made in Section 3.07 below, each Seller other than the ESOT, as to and for themselves, and not with respect to any other Person, severally and not jointly, hereby represent and warrant to Purchaser, as of the date of this Agreement, as follows:
Section 3.01 Authorization. If such Seller is an individual, such Seller has the full right, capacity and power to enter into this Agreement and each of the ancillary agreements to which he or she is a party. If such Seller is a trust, such Seller has all requisite power and authority under its governing trust documents to enter into this Agreement and each of the ancillary agreements to which it is a party. All necessary action on the part of such Seller has been taken to authorize the execution and delivery of this Agreement and the performance of his, her or its obligations hereunder and the consummation of the transactions contemplated hereby.
Section 3.02 Execution and Delivery; Valid and Binding Agreement. This Agreement has been duly executed and delivered by such Seller, as applicable, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Enforceability Exceptions”).
Section 3.03 No Conflict. Except as set forth in Schedule 3.03 of the Disclosure Schedules, the execution, delivery and performance of this Agreement by such Seller, as applicable, does not and will not (a) conflict with or violate any Law or Governmental Order applicable to such Person, or (b) conflict with, result in any breach of, constitute a default under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Person is a party, except, in the case of clause (b), to the extent that such conflicts, breaches, defaults or other matters would not (i) adversely affect the ability of such Person to consummate the transactions contemplated by this Agreement or (ii) reasonably be expected to have a Material Adverse Effect.
Section 3.04 Ownership of Shares. Such Seller has good and marketable title to the Shares listed opposite such Seller’s name on Schedule 3.04 of the Disclosure Schedules, free and clear of all Encumbrances. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Shares or obligating such Seller to sell any of the Shares.
Section 3.05 Litigation. No action, suit, proceeding or investigation is pending or, to such Seller’s actual knowledge, threatened, against such Stockholder with respect to the execution and delivery of this Agreement or any ancillary document to which it is a party, or for the consummation by such Seller of the transactions contemplated hereby or thereby.
Section 3.06 Brokers. Except for Citizens Capital Markets no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.
Section 3.07 Representations and Warranties of ESOT. The ESOT hereby represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:
(a)    Organization. The ESOT consists of a duly organized and validly existing trust.
(b)    Authorization; Execution; Enforceability. The execution, delivery and performance by the ESOT of this Agreement are within the ESOT’s powers and have been duly authorized by all necessary actions on the part of the ESOT. This Agreement has been duly executed and delivered by the ESOT and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the ESOT, enforceable against the ESOT in accordance with its terms, subject to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally, (ii) general principles of equity (whether considered in a proceeding at law or in equity) and (iii) ERISA.
(c )    Title to Shares. The ESOT is the record owner of the ESOP Shares, free and clear of any Liens (other than restrictions on transfer arising under applicable federal, state or foreign securities laws). At the Closing, the ESOT will transfer the ESOP Shares to Purchaser, free and clear of all Liens (other than Liens created by Purchaser or arising out of ownership of the ESOP Shares by Purchaser and other than restrictions on transfer arising under any applicable federal, state or foreign securities laws).
(d)    No Conflict or Violation. The execution, delivery and performance by the ESOT of this Agreement and the consummation by the ESOT of the transactions contemplated by this Agreement do not violate any provision of the trust or other governing documents of the ESOP.
(e)    Legal Proceedings. There is no action, suit or proceeding, commenced, brought or conducted by any Governmental Authority pending, or to the ESOP Trustee’s actual knowledge, threatened, against the ESOT which contests the validity of this Agreement or could reasonably be expected to impair the ability of the ESOT to consummate the transactions contemplated by this Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Disclosure Schedules, the Company represents and warrants to Purchaser, as of the date of this Agreement, as follows:
Section 4.01 Organization, Authority and Qualification of the Company.
(a)    The Company is corporation organized, validly existing and in good standing under the laws of the State of Maryland and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the business of the Company as it is currently conducted.
(b)    The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed or qualified and in good standing would not reasonably be expected to have a Material Adverse Effect, and all such jurisdictions are set forth in Schedule 4.01(b) of the Disclosure Schedules.
(c )    Each Company Subsidiary is a corporation (or in the case of TATE, a close corporation) organized, validly existing and in good standing under the laws of the state in which it is organized, set forth in Schedule 4.01(c) of the Disclosure Schedules, and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its respective business as it is currently conducted. Each Company Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed or qualified and in good standing would not reasonably be expected to have a Material Adverse Effect, and all such jurisdictions are specified with respect to each Company Subsidiary as set forth in Schedule 4.01(c) of the Disclosure Schedules.
Section 4.02 Execution and Delivery; Valid and Binding Agreement
. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.
Section 4.03 Capitalization; Subsidiaries and Joint Ventures.
(a)    As of the date hereof, a total of 250,000 shares of capital stock are authorized, all of which are designated as common stock, par value $0.01 per share (“Common Stock”), and of which (i) 180,277.40 shares are issued and outstanding and owned beneficially and of record by the Sellers as set forth on Schedule 3.04 of the Disclosure Schedules, and are validly issued, fully paid and nonassessable, and (ii) 25,222.60 shares are held by the Company as treasury shares. None of such issued and outstanding shares or treasury shares were issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating the Company to issue any shares of Common Stock, or any other equity securities of, the Company. Except as set forth in Schedule 4.03(a) of the Disclosure Schedules, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Upon consummation of the transactions contemplated by this Agreement and registration of the Shares in the name of Purchaser in the ownership interest records of the Company, Purchaser, assuming it shall have purchased the Shares for value in good faith and without notice of any adverse claim, will own all the issued and outstanding capital stock of the Company free and clear of all Encumbrances (other than any Encumbrances created by or as a result of actions taken by Purchaser). Except as set forth in Schedule 4.03(a) of the Disclosure Schedules, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.
(b)    Except for the Company Subsidiaries, the ownership of which are as set forth on Schedule 4.03(b) of the Disclosure Schedules, the Company does not directly or indirectly control or have any direct or indirect equity participation in any other business entity. Except as set forth in Schedule 4.03(a) of the Disclosure Schedules, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating any Company Subsidiary to issue any shares of capital stock or any other equity securities. Except as set forth in Schedule 4.03(a) of the Disclosure Schedules, there are no outstanding contractual obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of its capital stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except as set forth in Schedule 4.03(a) of the Disclosure Schedules, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of capital stock of any Company Subsidiary.
Section 4.04 No Conflict. Except as set forth in Schedule 4.04 of the Disclosure Schedules, the execution, delivery and performance of this Agreement by the Company does not and will not (a) violate, conflict with or result in the breach of any provision of the articles of incorporation or bylaws of the Company, or (b) conflict with or violate any Law or Governmental Order applicable to the Company, or (c) except as set forth in Schedule 4.04 of the Disclosure Schedules, conflict with, result in any breach of, constitute a default under, require any consent or notice under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the Company’s assets pursuant to, any Material Contract or Government Contract of the Company, except, in the case of clause (c), to the extent that such conflicts, breaches, defaults or other matters would not adversely affect the ability of the Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.
Section 4.05 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Company and the Sellers does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as described in Schedule 4.05 of the Disclosure Schedules and (b) the pre-merger notification and waiting period requirements of the HSR Act and the requirements of the antitrust laws of any other relevant jurisdiction.
Section 4.06 Third Party Consents and Approvals. The execution, delivery and performance of this Agreement by the Company and the Sellers, the performance by the Company or its Subsidiaries of their obligations hereunder, and the consummation of the transactions contemplated hereby will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any party that is not a Governmental Authority, except as described in Schedule 4.06 of the Disclosure Schedules and except to the extent that the failure to obtain such consent, approval, authorization or other order of, action by, filing with or notification to, any such party would not reasonably be expected to have a Material Adverse Effect.
Section 4.07 Financial Information; Books and Records.
(a)    Schedule 4.07(a) of the Disclosure Schedules sets forth (i) the consolidated audited balance sheets of the Company and the Company Subsidiaries as of September 30, 2019 and 2018, and the related consolidated audited statements of income and stockholders’ equity and cash flows for the fiscal years then ended (collectively referred to herein as the “Financial Statements”) and (ii) the consolidated unaudited balance sheet of the Company and the Company Subsidiaries as of July 31, 2020, and the related consolidated unaudited statements of income for the ten (10) month period then ended (collectively referred to herein as the “Interim Financial Statements”). The Financial Statements and the Interim Financial Statements (x) were prepared in accordance with the books of account and other financial records of the Company and the Company Subsidiaries, (y) present fairly in all material respects the consolidated financial condition and results of operations of the Company and the Company Subsidiaries as of the dates thereof or for the periods covered thereby, and (z) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company (provided, that the Interim Financial Statements do not contain footnotes required by GAAP or changes of the type that are normal and recurring resulting from year-end adjustments).
(b)    The systems of internal accounting controls maintained by the Company are sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with management’s general or specific authorization; and (ii) all material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets.
(c )    Except as set forth in Schedule 4.07(c) of the Disclosure Schedules, there are no off-balance sheet arrangements of any type (including any off-balance sheet arrangement that would be required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K of the SEC if the Company were an SEC reporting company) pertaining to the Company or the Company Subsidiaries.
Section 4.08 Absence of Undisclosed Liabilities. There are no Liabilities of the Company or the Company Subsidiaries of any nature, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except those (a) reflected or reserved against on the Interim Financial Statements, the Financial Statements or the notes thereto, or (b) incurred since the date of the balance sheet included in the Interim Financial Statements in the ordinary course of business of the Company or any Company Subsidiary.
Section 4.09 Conduct in the Ordinary Course. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.09 of the Disclosure Schedules, from the date of the balance sheet included in the Interim Financial Statements, (i) the Company and Company Subsidiaries have operated only in the ordinary course of business in all material respects, (ii) there has not been, with respect to the Company or the Company Subsidiaries, taken together, any event, occurrence or development that has had a Material Adverse Effect and (iii) none of the Company or any Company Subsidiary have taken any of the following actions:
(a)    (i) issued or sold any ownership interests, capital stock, notes, bonds or other securities of the Company or any Company Subsidiary (or any option, warrant or other right to acquire the same), (ii) redeemed any of the Shares of the Company, (iii) redeemed any of the shares of capital stock of any Company Subsidiary, other than pursuant to the Company’s purchase of the capital stock of the Majority Owned Subsidiaries contemplated by Section 6.14, or (iv) declared, made or paid any dividends or distributions to the holders of the Shares or the capital stock of any Company Subsidiary, other than cash dividends or distributions declared, made or paid by the Company solely to the Sellers or by any Company Subsidiary to the Company;
(b)    incurred any Indebtedness for borrowed money other than borrowings under the Company’s existing line of credit in the ordinary course of business;
(c )    amended or restated the articles of incorporation/organization or bylaws of the Company or any Company Subsidiary;
(d)    granted or announced any material increase in the salaries, bonuses or other benefits payable by the Company or any Company Subsidiary to any of the employees of the Company or any Company Subsidiary other than as required by Law or the express terms of any plans, programs or agreements as in effect as of the date hereof and specified on Schedule 4.09(d) of the Disclosure Schedule, other than customary annual bonuses (i) which, in the aggregate, do not exceed the amount of the bonus pool accrued by the Company or any Company Subsidiary for the 2020 fiscal year, or (ii) which are consistent with executive and employee bonus plans and accruals in effect as of the date hereof;
(e)    changed any method of accounting or accounting practice or policy used by the Company or any Company Subsidiary, other than such changes required by GAAP or contemplated by Section 6.16;
(f)    failed to exercise any rights of renewal with respect to any Leased Real Property that by its terms would otherwise expire;
(g)    settled or compromised any material Claims of the Company or any Company Subsidiary;
(h)    sold or otherwise disposed of any of the assets shown or reflected on the Interim Balance Sheet except in the ordinary course of business;
(i)    mortgaged or pledged any properties or assets or subjected any property or asset to any Encumbrance;
(j)    made any commitment for capital expenditures or failed to incur any capital expenditures in excess, individually or in the aggregate, of $200,000;
(k)    suffered any theft, damage, destruction or casualty loss of assets or properties, whether or not covered by insurance, in excess of $75,000 individually or $200,000 in the aggregate;
(l)    purchased any securities of or made any other investment in any Person (or series of related investments in any Person), either by purchase of stock, securities or other equity interests, contributions to capital, asset transfers, or purchase of any assets, or otherwise acquired direct or indirect control over any Person;
(m)    acquired by merger, consolidation or acquisition of stock any Person or any business of any other Person or any acquisition of a portion of the assets of any Person involving more than $200,000 other than purchases of assets in the ordinary course of business consistent with past practice;
(n)    made any new Tax election made or any change to any Tax election, any change of annual accounting period, any adoption of or change in any accounting method, settlement of any material Tax claim or assessment relating to the Company or any Company Subsidiary, the entering into of any closing agreement, the surrender of any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any Company Subsidiary, if such election, adoption, change, amendment, agreement, settlement, surrender or consent would reasonably have been expected to have the effect of materially increasing the Tax liability of the Company or any Company Subsidiary for any period ending after the Closing Date or materially decreasing any Tax attribute of the Company or any Company Subsidiary existing on the Closing Date;
(o)    terminated or made any modification or amendment to any Material Contract or Government Contract, or any bid therefor, that could reasonably be expected to be adverse to the Company in any material respect;
(p)    entered into any contract or agreement to do any of the foregoing; or
(q)    taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01.
Section 4.10 Affiliate Transactions. Except as set forth on Schedule 4.10 of the Disclosure Schedules, neither the Company nor any Company Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with wholly-owned Subsidiaries) or any Seller on terms and conditions which are less favorable to the Company or such Company Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.
Section 4.11 Litigation. There are no Actions by or against the Company or any Company Subsidiary or affecting any of the Company’s or any Company Subsidiary’s assets pending before any Governmental Authority (or, to the Knowledge of the Company, threatened to be brought by or before any Governmental Authority) which if determined adversely to the Company or any Company Subsidiary would result in a Material Adverse Effect. Neither the Company nor any Company Subsidiary nor any of their assets or properties is subject to any Governmental Order (nor, to the Knowledge of the Company, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby or thereby.
Section 4.12 Compliance with Laws.
(a)    Except with respect to (i) compliance with Environmental Laws (as to which certain representations and warranties are set forth in Section 4.13), (ii) compliance with Laws concerning Government Contracts (as to which representations and warranties are set forth in Section 4.15), (iii) compliance with Laws concerning employee benefits (as to which representations and warranties are set forth in Section 4.19), and (iv) compliance with Laws concerning Taxes (as to which certain representations and warranties are set forth in Section 4.22), each of the Company and each Company Subsidiary is in compliance in all material respects with all Laws and Governmental Orders applicable to it, and during the past three (3) years, the Company has not received any written notice of a violation or alleged violation of any such Law or Governmental Order, and to the Knowledge of the Company no investigation with respect to any such violation or alleged violation is being undertaken by any Governmental Authority. To the extent applicable to the Company or any Company Subsidiary, they are and have been in material compliance with all applicable export control and economic sanctions requirements administered by any Governmental Authority with jurisdiction over the Company or the Company Subsidiaries.

(b)    Each of the Company and each Company Subsidiary currently has all material Permits which are required for the operation of the Company’s and such Company Subsidiary’s business as presently conducted. None of the Company or any Company Subsidiary is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation), in any material respect, of any term, condition or provision of any Permit to which it is a party.
Section 4.13 Environmental Matters.
Except as set forth in Schedule 4.13 of the Disclosure Schedules:
(a)    the Company and each Company Subsidiary is and has been at all times in compliance in all material respects with all applicable Environmental Laws, and none of them has any material liability under any Environmental Laws;
(b)    neither the Company nor any Company Subsidiary has disposed of or released any Hazardous Materials on, in or under any real property that requires remediation under Environmental Laws or that has resulted in an environmental condition for which the Company or any Company Subsidiary has any material liability;
(c )    all permits, if any, required to be obtained by the Company or any Company Subsidiary under any Environmental Law in connection with its operations as they are currently being conducted, including those relating to the management of Hazardous Materials, have been obtained by the Company or a Company Subsidiary, as the case may be, are in full force and effect, and the Company and each Company Subsidiary is in material compliance with the terms thereof applicable to it; and
(d)    there are no written claims pursuant to any Environmental Law pending or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary.
Section 4.14 Material Contracts.
(a)    Except for Government Contracts (which are addressed in Section 4.15), Schedule 4.14(a) of the Disclosure Schedules lists each of the following contracts and agreements (whether written or oral) of the Company or any Company Subsidiary existing as of the date of this Agreement (collectively, the “Material Contracts”):
(i)    each contract, agreement and other binding arrangement, for the purchase or sale of personal property, with any supplier or for the furnishing of services to the Company or any Company Subsidiary or by the Company or any Company Subsidiary under the terms of which the Company or such Company Subsidiary, as applicable: (A) is likely to involve consideration of more than $100,000.00 in the aggregate during the calendar year ended December 31, 2020 or $300,000 in the aggregate in the 3 calendar years ending on December 31, 2020, or (B) is likely to involve consideration of more than $100,000.00 in the aggregate over the remaining term of such contract, or (C) which commits the Company or a Company Subsidiary to automatic renewal or restricts the ability of the Company or a Company Subsidiary to terminate the agreement;

(ii)    all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company or any Company Subsidiary is a party and which are not cancelable without penalty or further payment and without more than 30 days’ notice;
(iii)    any contract that sets forth the terms of a joint venture, partnership or other similar arrangement, and any stockholders agreement or similar contract among the Company or a Company Subsidiary on the one hand and its stockholders on the other;
(iv)    any contract that (A) limits or purports to limit the ability of the Company or a Company Subsidiary to compete in any line of business or with any Person or in any geographic area or to provide services generally or in any market segment or any geographic area or (B) during any period of time or grants “most favored nation” status to any other Person;
(v)    any contract that grants an Encumbrance, other than a Permitted Encumbrance, on any material asset of the Company or a Company Subsidiary;
(vii)    any contract (or series of related contracts) that provides for the disposition of any material asset of the Company or a Company Subsidiary, in each case outside the ordinary course of business (whether by merger, sale or purchase of stock, sale or purchase of assets or otherwise) that contains express representations, covenants, indemnities or other obligations that are still in effect;
(viii)    any contract (or series of related contracts) for the acquisition (whether by merger, sale or purchase of stock, sale or purchase of assets or otherwise) of the business or capital stock of a third party or assets which would, after such acquisition, be material to the business of the Company and the Company Subsidiaries, taken as a whole;
(ix)    all contracts and agreements relating to Indebtedness of the Company or any Company Subsidiary involving more than $100,000.00;
(x)    any contract under which the Company or a Company Subsidiary guarantees any liabilities or obligations of any other Person;
(xi)    any employment contract for any employee as of the date of this Agreement that is reasonably expected to involve payments of more than $100,000 in total compensation per year (excluding any contract providing for employment at-will);
(xii)    any contract requiring capital expenditures after the date of this Agreement in an amount in excess of $100,000.00 in any calendar year;
(xiii)    all collective bargaining agreements or other agreements or arrangements with a labor union or other employee representative body;
(xiv)    contract that provides for a settlement, conciliation or similar arrangement in connection with any proceeding or threatened Action, which includes any non-monetary remedies or pursuant to which the Company or a Company Subsidiary is required to make any payments in excess of $100,000 after the Closing;

(xiv)    all contracts and agreements between or among the Company or a Company Subsidiary, on one hand, and any Seller or any Affiliate of a Seller (other than the Company or a Company Subsidiary), on the other hand;
(xv)    all Company IP Agreements other than commercially available, off-the-shelf computer software licensed pursuant to shrink-wrap or click-wrap licenses pursuant to which one-time or aggregate fees of less than $100,000 are or were payable; and
(xvi) all leases relating to the Leased Real Property.
(b)    Each Material Contract is valid and binding on the parties thereto and is in full force and effect (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally) except for such failures to be valid, binding and in full force and effect, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. None of the Company or any Company Subsidiary that is a party to a Material Contract is in material breach of, or in default under, such Material Contract, and no event has occurred or condition exists that with notice or the lapse of time or both constitutes a breach or default thereunder.
(c )    To the Knowledge of the Company, no other party to any Material Contract is in material breach thereof or in material default thereunder and neither the Company nor any Company Subsidiary has received any pending notice of termination, cancellation, breach or default under any Material Contract to which it is a party, and no event has occurred or condition exists that with notice or the lapse of time or both constitutes a breach or default thereunder.
(d)    The Company has provided or made available to Purchaser true and complete copies of all Material Contracts.
Section 4.15 Government Contracts.
(a)    For purposes of this Section 4.15, the following terms have the following meanings
(i)    The term “Government Contract” shall mean any prime contract, subcontract, purchase order, task order, delivery order, basic ordering agreement, pricing agreement, letter contract or other similar written arrangement of any kind, including all amendments, modifications and options thereunder or relating thereto between the Company or a Company Subsidiary, on the one hand, and: (a) any Governmental Authority; (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor or any higher-tier subcontractor of a Governmental Authority in its capacity as a subcontractor; or (c) any lower-tier subcontractor to the Company, on the other hand, and includes any “Other Government Contract” as defined below. A task or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.
(ii)    The term “Other Government Contract” means any prime contract with the U.S. Government held by another prime contractor or higher-tier subcontractor under which the Company or any Company Subsidiary is a subcontractor or lower-tier subcontractor thereto.

(b)    Schedule 4.15(b)(i), Schedule 4.15(b)(ii), and Schedule 4.15(b)(iii) of the Disclosure Schedules, respectively, set forth a complete and accurate record of (i) all of the Company’s and each Company Subsidiary’s Government Contracts currently in force and active, including those awaiting close out, as of the date of this Agreement; (ii) all of the Company’s and each Company Subsidiary’s outstanding quotations, bids and proposals for Government Contracts outstanding as of the date of this Agreement; and (iii) all of the Company’s and each Company Subsidiary’s Government Contracts which, to the Knowledge of the Company, are currently or are likely to experience cost, schedule, technical or quality problems resulting from actions or inactions by the Company or such Company Subsidiary, or their subcontractors or vendors at any tier, that could result in claims against the Company or such Company Subsidiary (or their respective successors in interest) by the U.S. Government, a prime contractor or a higher-tier subcontractor.
(c )    The Company has provided or made available to the Purchaser true and complete copies of all Government Contracts, quotations, bids and proposals listed in Schedule 4.15(b)(i) and Schedule 4.15(b)(ii) of the Disclosure Schedules.
(d)    All of the Company’s and each Company Subsidiary’s Government Contracts listed (or required to be listed) in Schedule 4.15(b)(i) of the Disclosure Schedules (i) were legally awarded, and are binding on the other parties thereto, and (ii) are binding on the Company or such Company Subsidiary and are in full force and effect. Such Government Contracts (or, where applicable, the Other Government Contracts under which such Government Contracts were awarded) are not currently the subject of bid or award protest proceedings, and the Company has no Knowledge that such Government Contracts (or, where applicable, the Other Government Contracts under which such Government Contracts were awarded) will become the subject of bid or award protest proceedings.
(e)    The Company and each Company Subsidiary has complied in all material respects with all statutory and regulatory requirements where and as applicable to each of the Company’s and such Company Subsidiary’s Government Contracts and each of the Company’s and such Company Subsidiary’s quotations, bids and proposals for Government Contracts.
(f)    Each of the Company and each Company Subsidiary has complied in all material respects with all material terms and conditions, including all clauses, provisions, specifications, and quality assurance, testing and inspection requirements of the Company’s and such Company Subsidiary’s Government Contracts, whether incorporated expressly, by reference or by operation of Law.
(g)    All facts (but excluding, for the avoidance of doubt, any forward-looking statements) set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted by or on behalf of the Company or any Company Subsidiary in connection with each of the Company’s and such Company Subsidiary’s Government Contracts and each of the Company’s and each Company Subsidiary’s quotations, bids and proposals for Government Contracts were true and accurate as of the date of submission in all material respects.
(h)    Each of the Company and each Company Subsidiary has complied in all material respects with all applicable representations, certifications and disclosure requirements under each of the Company’s and such Company Subsidiary’s Government Contracts and each of the Company’s and such Company Subsidiary’s quotations, bids and proposals for Government Contracts.
(i)    All of the written past performance evaluations submitted to the Contractor Performance Assessment Reporting System which have been provided to the Company or any Company Subsidiary during the three years immediately preceding the date of this Agreement have been made available to the Purchaser.
(j)    Neither the U.S. Government nor any prime contractor or higher-tier subcontractor under a Government Contract, nor any other person has notified the Company or any Company Subsidiary in writing or, to the Knowledge of Company, verbally, of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification of any Government Contract listed (or required to be listed) in Schedule 4.15(b)(i) of the Disclosure Schedules.
(k)    To the Knowledge of the Company, no facts exist which could give rise to a claim for price adjustment under the Truth in Negotiations Act or to any other request for a reduction in the price of any of the Company’s or any Company Subsidiary’s Government Contracts listed (or required to be listed) in Schedule 4.15(b)(i) of the Disclosure Schedules.
(l)    The Company and Company Subsidiaries have complied with all requirements with respect to employment discussions with current Government employees and restrictions placed on the employment of former Government employees.
(m)    To the Knowledge of the Company, neither the Company nor any Company Subsidiary has any unmitigated organizational conflict of interest related to any of the Company’s or each Company Subsidiary’s Government Contracts.
(n)    The Company and Company Subsidiaries have complied with all requirements necessary for it to maintain its Facility Security Clearances.
(o)    Neither the Company nor any Company Subsidiary is aware of and neither of them has received any show cause, cure, deficiency, default or similar notice relating to any of the Government Contracts listed (or required to be listed) in Schedule 4.15(b)(i) of the Disclosure Schedules.
(p)    None of the Company’s or any Company Subsidiary’s Government Contracts has been terminated for default.
(q)    Neither the Company nor any Company Subsidiary has received written notice terminating any of the Government Contracts listed (or required to be listed) in Schedule 4.15(b)(i) of the Disclosure Schedules for convenience, advising of an intention to terminate any of such Government Contracts for convenience, or that the government customer, prime contractor, or higher-tier subcontractor which let the contract will not exercise any remaining option period.

(r)    There are no outstanding claims or disputes relating to Government Contracts listed (or required to be listed) in Schedule 4.15(b)(i) of the Disclosure Schedules that have been asserted by the Company or any Company Subsidiary or, to the Knowledge of the Company, by the U.S. Government, any prime contractor, any higher-tier subcontractor or any third party against the Company or any Company Subsidiary and, to the Knowledge of the Company, no facts or allegations exist that could give rise to such a claim or dispute in the future.
(s)    The Company and the Company Subsidiaries and their Principals, as defined in 48 CFR 52.209-5, have not been and are not now suspended, debarred or proposed for suspension or debarment from the award of any Government Contracts as a prime contractor or subcontractor.
(t)    Except as set forth in Schedule 4.15(t) of the Disclosure Schedules, to the Knowledge of the Company, the Company and the Company Subsidiaries have not undergone and are not undergoing any audit, review, inspection, investigation, survey or examination of records relating to the Government Contracts listed (or required to be listed) in Schedule 4.15(b)(i) of the Disclosure Schedules, other than in the ordinary course of business, and, to the Knowledge of the Company, there is no basis for any such audit, review, inspection, investigation, survey or examination of records, other than in the ordinary course of business.
(u)    The Company and the Company Subsidiaries have not been and are not now, to the Knowledge of the Company, under any administrative, civil or criminal investigation or indictment involving alleged false statements, false claims or other improprieties relating to the Company’s or any Company Subsidiary’s Government Contracts or quotations, bids and proposals for Government Contracts.
(v)    The Company and the Company Subsidiaries have not been and are not now a party to any administrative or civil litigation involving alleged false statements, false claims or other improprieties relating to the Company’s or any Company Subsidiary’s Government Contracts or quotations, bids and proposals for Government Contracts.
(w)    The Company and the Company Subsidiaries have not, directly or indirectly, made any offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any Person, including any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, applicable U.S. Government procurement laws, or any laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments. “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
(x)    Neither the U.S. Government nor any prime contractor or higher-tier subcontractor under a Government Contract has withheld or set off, or attempted to withhold or set off, monies due to the Company or any Company Subsidiary under any of the Company’s or any Company Subsidiary’s Government Contracts.

(y)    The Company’s and each Company Subsidiary’s cost accounting systems comply in all material respects with all applicable government procurement statutes and regulations and with the requirements of all of the Company’s and such Company Subsidiary’s Government Contracts.
(z)    Neither the U.S. Government nor any prime contractor or higher-tier subcontractor under a Government Contract listed (or required to be listed) in Schedule 4.15(b)(i) of the Disclosure Schedules has questioned or disallowed any costs claimed by the Company or any Company Subsidiary under any such Government Contract.
(aa)    The Company and the Company Subsidiaries have not made any assignments of, or been assigned, the Government Contracts listed (or required to be listed) in Schedule 4.15(b)(i) of the Disclosure Schedules or of any interests in such Government Contracts. The Company and the Company Subsidiaries have not entered into any financing arrangements with respect to the performance of any Government Contract listed (or required to be listed) in Schedule 4.15(b)(i) of the Disclosure Schedules.
(bb)    Schedule 4.15(bb) of the Disclosure Schedules lists all U.S. Government property which has been provided to the Company or any Company Subsidiary pursuant to Government Contracts listed (or required to be listed) in Schedule 4.15(b)(i) of the Disclosure Schedules and which, as of the date of this Agreement, is in the Company’s or such Company Subsidiary’s possession.
(cc)    None of the Government Contracts listed (or required to be listed) in Schedule 4.15(b)(i) of the Disclosure Schedules were set aside or reserved based in part on the Company’s or any Company Subsidiary’s status as a Small Business Concern or as any “special status” Small Business Concern (as such term is defined in the applicable federal regulations).
4.16 Intellectual Property.
(a)    Schedule 4.16(a) of the Disclosure Schedules sets forth a true and complete list of (i) all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications and domain names included in the Company Intellectual Property, (ii) all Company IP Agreements, other than commercially available, off-the-shelf computer software licensed pursuant to shrink-wrap or click-wrap licenses, and (iii) other Company Intellectual Property material to the Company and the Company Subsidiaries, taken as a whole.
(b)    The Company or a Company Subsidiary is the exclusive owner of the entire right, title and interest in and to the registered Company Intellectual Property and the Company or Company Subsidiary using Licensed Intellectual Property in connection with the operation of its business has a valid license to use such Licensed Intellectual Property. The Company or a Company Subsidiary is entitled to use all Company Intellectual Property and Licensed Intellectual Property in the continued operation of the Company’s business without limitation, subject only to the terms of the Company IP Agreements. The Company Intellectual Property and the Licensed Intellectual Property have not been adjudged invalid or unenforceable in whole or in part.

(c )    Schedule 4.16(c) of the Disclosure Schedules contains a complete list of all products and services offered by the Company and its Subsidiaries at any time incorporating any Company Intellectual Property or in-licensed software.
(d)    Neither the execution, delivery nor performance of this Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company Intellectual Property or Intellectual Property used in the business as currently conducted; (ii) the release, disclosure, or delivery of any Company Intellectual Property by or to any escrow agent or other Person; (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company Intellectual Property or Intellectual Property licensed to the Company or its Subsidiaries; (iv) any right of any third party to terminate or alter the Company’s or its Subsidiaries’ rights in or to any Company Intellectual Property or Intellectual Property licensed to the Company or its Subsidiaries; (v) by the terms of any Contract, a reduction of any royalties, revenue sharing, or other payments the Company or its Subsidiaries would otherwise be entitled to with respect to any Company Intellectual Property.
(e)    To the Knowledge of the Company: (i) the conduct of the Company’s and each Company Subsidiary’s business as currently conducted does not infringe or misappropriate the Intellectual Property of any third party, (ii) no Action alleging any of the foregoing are pending or threatened, and (iii) no Claim has been threatened or asserted against the Sellers, the Company or any Company Subsidiary alleging any of the foregoing. To the Knowledge of the Company, no Person is engaging in any activity that infringes the Company Intellectual Property.
(f)    The Company or one of Company Subsidiaries has entered into binding, valid and enforceable, written agreements with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Company Intellectual Property during the course of employment or engagement with the Company or the Company Subsidiaries whereby such employee or independent contractor (A) acknowledges the Company’s or the Company Subsidiary’s exclusive ownership of all Company Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company or the Company Subsidiary; (B) grants to the Company or its Subsidiary a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Company Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law or contract; and (C) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law.
(g)    To the Knowledge of the Company, no Company Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.
(h)    The conduct of the Company’s and Company Subsidiaries’ business as now conducted and as presently proposed to be conducted complies in all material respects with all applicable privacy and data protection laws, and each of the Company and the Company Subsidiaries have adequate security measures in place to protect, from unauthorized access by any parties, all personal data currently under its control or in its possession, or that it presently proposes to maintain under its control or in its possession. To the Knowledge of the Company, none of the Companies has experienced any security breach or other incident that has resulted in any unauthorized access to, use of and/or disclosure of any such personal data. No Governmental Authority or employee or customer of the Company or any Company Subsidiary has claimed in writing that the Company or such Company Subsidiary has engaged in any information or data privacy violation or otherwise made claims in writing relating to any information or data security breach, and, to the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has suffered any breach in security that has permitted any unauthorized access to the Customer Data under the control or possession of any of the Company or any Company Subsidiary.
(i)    All Company IT Systems are in good working condition and are sufficient for the operation of the business as currently conducted by the Company or Company Subsidiary using such Company IT System. In the past three (3) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Company and the Company Subsidiaries, taken as a whole, and that has not been remedied. The Company and the Company Subsidiaries have taken all commercially reasonable steps to safeguard or to ensure the safeguarding of the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.
(j)    The Company has taken commercially reasonable steps to ensure that none of the software products or services of the Company or the Company Subsidiaries (collectively, the “Covered Software”) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.
(k)    None of the Covered Software: (i) contains any bug, defect, or error that materially adversely affects the use, functionality, or performance of such Covered Software or any product or system containing or used in conjunction with such Covered Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Covered Software or any product or system containing or used in conjunction with such Covered Software in a manner that adversely impacts the business or operations of the Company.
(l)    Delta Bridge owns or has all rights necessary to operate the Delta Network in the ordinary course of business and consistent with current practices of Delta Bridge. The Delta Network is in good working condition and is sufficient for the provision of all services specified in the terms of Delta Bridge’s agreements with each of its customers.
Section 4.17 Real Property.

(a)    Owned Real Property. Schedule 4.17(a) of the Disclosure Schedules lists the address and description of each parcel of real property owned by the Company or any Company Subsidiary. With respect to each such parcel:
(i)    the Company or a Company Subsidiary, as the case may be, has good and marketable fee simple title, free and clear of all Liens, except Permitted Liens;
(ii)    except as set forth on Schedule 4.17(a)(ii) of the Disclosure Schedule, the Company or a Company Subsidiary, as the case may be, has not leased or otherwise granted to any Person the right to use or occupy such real property or any portion thereof; and
(iii)    there are no outstanding options, rights of first refusal or rights of first offer to purchase such real property or any portion thereof or interest therein.
(iv)    Neither the Company nor any Company Subsidiary owes any brokerage commissions with respect to any owned real property.
(v)    There are no condemnation or appropriation proceedings, litigation, foreclosure or government regulatory actions pending or, to the Knowledge of the Company, threatened against the owned real property or that could reasonably be expected to affect in any way material and adverse to the Company or any Company Subsidiary any of the real property leases.
(vi)    Except as set forth on Schedule 4.17(a)(vi) of the Disclosure Schedule, the owned real property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use laws. The current use and occupancy of the owned real property does not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such real property.
(b)     Leased Real Property. Schedule 4.17(b) of the Disclosure Schedules lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. With respect to each such parcel:
(i)    There has not been any sublease or assignment entered into by the Company or any Company Subsidiary in respect of the leases relating to such parcel.
(ii)    The Company’s or any Company Subsidiary’s possession and quiet enjoyment, as applicable, of the Leased Real Property has not been disturbed and, to the Knowledge of the Company, there are no (i) material disputes with respect to the Company’s or any Company Subsidiary’s leases for the Leased Real Property or (ii) breaches or events of default, or events which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder and no party to the lease or sublease has repudiated any provision thereof.
(iii)    Neither the Company nor any Company Subsidiary owes any brokerage commissions with respect to any Leased Real Property.

(iv)    To the Knowledge of the Company, the current use and occupancy of the Leased Real Property does not violate any building, zoning, subdivision, health and safety or other land use law.
Section 4.18 Tangible Personal Property. Each of the Company and each Company Subsidiary owns good title to, or holds pursuant to valid and enforceable leases, all of the material personal property used in the operation of its business as currently conducted, free and clear of all Encumbrances other than Permitted Encumbrances. All such personal property is in satisfactory operating condition, ordinary wear and tear excepted, and is sufficient in all material respects to conduct the business of the Company and the Company Subsidiaries as currently conducted and satisfy their respective obligations under all Contracts to which they are a party.
Section 4.19 Employee Benefit Matters
.
(a)    Schedule 4.19(a) of the Disclosure Schedules lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, option, stock purchase, profits interest, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary, (ii) each employee benefit plan for which the Company or any Company Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, and (iii) any plan in respect of which the Company or any Company Subsidiary could incur liability under Section 4212(c) of ERISA (collectively, the “Plans”). Purchaser has been provided copies of each Plan and a copy of each material document prepared in connection with each such Plan, including, if applicable, a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500, (iv) the most recently received IRS determination or opinion or advisory letter with respect to each such Plan which is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) intended to qualify under Section 401(a) of the Code, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Other than the Plans, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company or any Company Subsidiary is a party, with respect to which the Company of any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary.
(b)    None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company of any Company Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Except as set forth on Schedule 4.19(b) of the Disclosure Schedules, none of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar-type benefits as a result of any transaction contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event). Except as set forth on Schedule 4.19(b) of the Disclosure Schedules, no payments or benefits under any Plan or Contract will be considered “excess parachute payments” under Section 280G of the Code. No person is entitled to receive any tax gross-up or other similar payment as a result of the imposition of excise taxes under Section 4999 or Section 409A of the Code. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.
(c)    Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. Each of the Company and each Company Subsidiary has performed all material obligations required to be performed by it under and is not in any material respect in default under or in material violation of, and neither the Company nor any Company Subsidiary has Knowledge of any default or violation by any party to, any Plan. No Action is pending or, to the Knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Company, no fact or event exists that could give rise to any such Action.
(d)    Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter, advisory letter or opinion letter from the IRS upon which the Company is entitled to rely under IRS pronouncements, that such plan is, and such plan and its related trust are in fact, qualified under Section 401(a) of the Code and the related trusts are exempt from federal income tax under Section 501(a) of the Code, and nothing has occurred with respect to the design or operation of any such Plan that could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material Liability or Lien, penalty, or Tax under ERISA or the Code.
(e)    There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Company nor any Company Subsidiary has incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA. Neither the Company nor any Company Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that could give rise to any such liability. No reportable event (within the meaning of Section 4043 of ERISA) has occurred with respect to any Plan subject to Title IV of ERISA. No Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan. None of the assets of the Company or any Company Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; and the Company has not been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code.

(f)    With respect to any Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), (i) each such plan for which contributions are claimed as deductions under any provision of the Code is in compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a Tax under Section 4976(a) of the Code, (iii) any Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies with all of the applicable requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, and the Health Insurance Portability and Accountability Act of 1996 and (iv) no welfare benefit plan provides health or other benefits after an employee’s or former employee’s retirement or other termination of employment except as required by Section 4980B of the Code. Each of the Plans is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable.
(g)    The consummation of the transactions contemplated by this Agreement by the ESOP Trustee will not involve any non-exempt transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a Tax may be imposed pursuant to Section 4975(c) of the Code. To the Company’s Knowledge, the ESOP Trustee, and any predecessor ESOP trustee, has complied in all material respects with all of the responsibilities and duties imposed on the ESOP Trustee or any predecessor trustee under the ESOP and applicable Law in connection with the transactions contemplated by this Agreement. The performance of the ESOP Trustee’s duties under this Agreement will not violate any provision of the ESOP or ERISA, including any of the Trustee’s fiduciary obligations under ERISA or Section 4975 of the Code.
(h)    At no time has the ESOP been subject to an audit or investigation by either the Internal Revenue Service or the Department of Labor, except for the review of the ESOP made by the Internal Revenue Service in connection with the ESOP’s application for a favorable IRS determination letter. As of the Closing Date, neither the Company, nor to the Company’s Knowledge, any trustee of the ESOP, has any knowledge of any proposed or threatened audit or investigation by the Internal Revenue Service or Department of Labor.
Section 4.20 Certain Employment and Labor Matters. (a) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, and to the Knowledge of the Company currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company of any Company Subsidiary; (b) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority; (c) each of the Company and each Company Subsidiary has complied in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums; (d) there is no claim with respect to payment of wages, salary or overtime pay that is pending, or to the Knowledge of the Company, has been asserted or threatened, before any Governmental Authority with respect to any Persons currently or formerly employed by the Company or any Company Subsidiary; (e) there is no proceeding with respect to a violation of any occupational safety or health standard that is pending, or to the Knowledge of the

Company, has been asserted or threatened with respect to the Company or any Company Subsidiary; (f) there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which is pending, or to the Knowledge of the Company, has been asserted or threatened, before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or currently employs any Person; and (g) no key employee has given notice to the Company or any Company Subsidiary that such employee intends to terminate his or her relationship with the Company or such Company Subsidiary, as applicable. Schedule 4.20(a) of the Disclosure Schedule forth the name, title, current annual salary rate or current hourly wage and bonuses of each present employee of the Company or any Company Subsidiary. The Company has complied with all Laws that could require overtime to be paid to any employee set forth on Schedule 4.20(a) of the Disclosure Schedule, and no employee has ever brought or, to the Knowledge of the Company, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts. Substantially all employees of the Company or any Company Subsidiary classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Schedule 4.20(b) of the Disclosure Schedule forth the name and current rate of compensation of each current independent contractor of the Company or any Company Subsidiary. All independent contractors of the Company or any Company Subsidiary set forth on Schedule 4.20(b) of the Disclosure Schedule have been, and currently are, properly classified and treated by the Company as independent contractors and not as employees, including pursuant to the Plans.
Section 4.21 Certain Interests.
(a)    No Seller or shareholder, officer or director of the Company or any Company Subsidiary and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any Seller or any shareholder, officer or director of the Company or any Company Subsidiary:
(i)    has any direct or indirect financial interest in any supplier or customer of the Company or any Company Subsidiary; provided, however, that the ownership of securities representing no more than two percent of the outstanding voting power of any supplier or customer and that are also listed on any national securities exchange, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;
(ii)    owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property that the Company or any Company Subsidiary uses or has used in the conduct of its business or otherwise; or
(iii)    has outstanding any Indebtedness to the Company or any Company Subsidiary; or
(iv)    is or has been within the two years prior to the date hereof involved in any business arrangement or other contract (whether written or oral) with or relating to the Company or any Company Subsidiary (other than director, officer or employment relationships or as an equityholder of the Company).

(b)    Except as set forth in Schedule 4.21(b) of the Disclosure Schedules, neither the Company nor any Company Subsidiary has Liability of any nature whatsoever to any Seller or to any shareholder, officer or director of the Company of the Company Subsidiary or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any Seller or any shareholder, officer or director of the Company or the Company Subsidiary.
Section 4.22 Taxes.
(a)    (i) All material Tax Returns required to be filed by the Company or by any of the Company Subsidiaries (each, a “Taxpayer”, and collectively, the “Taxpayers”) have been timely filed (taking into account any valid extensions of time within which to file), and all such Tax Returns are true, complete and correct in all material respects; (ii) none of the Taxpayers is currently the beneficiary of any extension of time within which to file any material Tax Return, other than automatic statutory extensions of time to file Tax Returns obtained in the ordinary course of business; (iii) all material Taxes due and owing by any Taxpayer have been timely paid in full; (iv) no extensions or waivers of statutes of limitations have been given or requested with respect to any material Tax Return of any Taxpayer; (v) there are no ongoing audits, actions, assessments, suits, claims, investigations or other legal proceedings pending or proposed against or with respect to any Taxpayer by any Taxing Authority in respect of any material Tax or material Tax Return; and (vi) no power of attorney has been granted with respect to any matter relating to Taxes payable by or with respect to any Taxpayer that is currently in force.
(b)    No Taxpayer is a party to or bound by any Tax allocation, indemnification or sharing agreement (other than any such agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).
(c)    All material Taxes required to have been withheld and paid by any Taxpayer under applicable Law, including in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, have been timely withheld and paid to the appropriate Taxing Authority, and all IRS Forms W-2 and 1099 and other applicable forms required with respect thereto have been properly completed and timely filed in all material respects.
(d)    There are no Encumbrances with respect to Taxes (other than Permitted Encumbrances) on any of the assets of the Company or any Company Subsidiary.
(e)    Since January 1, 2016, no claim has been made by a Taxing Authority in a jurisdiction where Tax Returns are not filed or Taxes are not paid by or with respect to any Taxpayer that such a Tax Return is required to be filed or such Taxes are required to be paid. No Taxpayer has had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in any country other than the United States.
(f)    No Taxpayer has participated or engaged in any “reportable transaction” within the meaning of Treasury Regulations section 1.6011-4(b) (or any comparable, analogous or similar provision of non-U.S. Law).
(g)    With the exception of the consolidated group of which the Company is the common parent, no Taxpayer is or has ever been in the past ten (10) years a member of any U.S. federal

“affiliated group” (as defined in Section 1504 of the Code) or state, local or non-U.S. consolidated, combined, unitary or analogous group and (ii) has any liability for Taxes of any other Person under Treasury Regulations section 1.1502-6 (or any analogous, comparable or similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise.
(h)    No Taxpayer shall be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any analogous, comparable or similar provision of state, local or non-U.S. Law), (ii) intercompany transaction or excess loss account, in each case as described in Section 1502 of the Code and the Treasury Regulations thereunder (or any analogous, comparable or similar provision of state, local or non-U.S. Law), (iii) installment sale or open transaction disposition, (iv) prepaid amount received on or prior to the Closing Date, or (v) change of accounting method other than the change from the cash method of accounting to the accrual method of accounting as described in Section 7.04(d).
(i)    The Company has not distributed stock of another Person, or had its Shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any analogous, comparable or similar provision of state, local or non-U.S. Law).
(j)    All related party transactions involving the Company or any Company Subsidiary are at arm’s length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder, and any comparable, analogous or similar provision of state, local or non-U.S. Law. Each Taxpayer has maintained in all respects all necessary documentation in connection with such related party transactions in accordance with Section 482 of the Code and the Treasury Regulations promulgated thereunder (or any comparable, analogous or similar provision of state, local or non-U.S. Law).
(k)    No closing agreements (as described in Section 7121 of the Code or any comparable, analogous or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or requested by or with respect to any Taxpayer.
(l)    The Company is a small business corporation in accordance with Section 1361(b) of the Code and would be eligible to elect to be taxed as an S corporation under subchapter S of the Code.
(m)    As of the Tax Period ending September 30, 2020, the adjusted tax basis of the Company’s “amortizable section 197 intangibles” (as defined in Section 197 of the Code) was $26,300,000.
Section 4.23 Insurance. The Company and each Company Subsidiary maintains policies of fire and casualty, liability and other forms of insurance covering the Company and such Company Subsidiary, and their assets and properties as set forth on Schedule 4.23 of the Disclosure Schedules. All such policies are in full force and effect in all material respects and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation and are in such amounts and include such coverages as are customary for similarly situated businesses in the Company’s industry. There are no unpaid claims by the Company or any Company Subsidiary pending under any of such insurance policies.
Section 4.24 Bank Accounts. Schedule 4.24 of the Disclosure Schedules lists the names and locations of all banks and other financial institutions with which the Company or any Company Subsidiary maintains an account (each, a “Bank Account”), or at which a Bank Account is maintained to which the Company or any Company Subsidiary has access as to which deposits are made on behalf of the Company or any Company Subsidiary, in each case listing the type of Bank Account, the Bank Account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by the Company or any Company Subsidiary.
Section 4.25 Brokers. Except for Citizens Capital Markets no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Sellers.
Section 4.26 No Other Representation or Warranties. NONE OF THE COMPANY, ANY COMPANY SUBSIDIARY, ANY SELLER OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS OR OTHER REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR ANY COMPANY SUBSIDIARY OR THEIR BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV AND IN ARTICLE III. Without limiting the generality of the foregoing, except for the representations and warranties contained in ARTICLE III and this ARTICLE IV (as modified by the Disclosure Schedules hereto), the Sellers and the Company (i) make no other express or implied representation or warranty with respect to the Company, the Company Subsidiaries, or their business or operations or the transactions contemplated by this Agreement, and the Company and the Sellers disclaim any other representations or warranties, whether made by the Company or the Sellers or any of their respective Affiliates, and (ii) disclaim all liability and responsibility for any other representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including the Confidential Information Presentation prepared by Citizens Capital Markets and any opinion, information, projection, document, material or advice that may have been or may be provided or made available to Purchaser or any of its representatives by the Company, the Sellers or any of their respective Affiliates or representatives, including in any online data room or management presentations).
ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Sellers as follows:

Section 5.01 Organization and Authority of Purchaser. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by the Sellers and the Company) this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, subject to the Enforceability Exceptions.
Section 5.02 No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 5.03, the execution, delivery and performance by Purchaser of this Agreement does not and will not (a) violate, conflict with or result in the breach of any provision of the limited liability company agreement or certificate of formation of Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser or its respective assets, properties or businesses, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.
Section 5.03 Governmental Consents and Approvals. The execution, delivery and performance by Purchaser of this Agreement does not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority, except (a) the premerger notification and waiting period requirements of the HSR Act and the requirements of the antitrust laws of any other relevant jurisdiction, or (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Purchaser of the transactions contemplated by this Agreement.
Section 5.04 Litigation. No Action by or against Purchaser is pending or, to the knowledge of Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement, or the consummation of the transactions contemplated hereby or thereby.

Section 5.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.
Section 5.06 Sufficient Funds and Solvency.
(a)    Purchaser has sufficient funds or access to sufficient funds at Closing to satisfy its obligations hereunder, including remitting the Closing Purchase Price and any adjustments payable pursuant to Section 2.06 to the Sellers as required under this Agreement. Purchaser expressly acknowledges and agrees that the performance of its obligations under this Agreement is not in any way subject to the availability of financing or other financing related contingency.
(b)    Purchaser is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Sellers or the Company or any of the Company’s Affiliates. Assuming that the representations and warranties of the Company and the Sellers contained in this Agreement are true and correct in all material respects, at and immediately after the Closing Date, and after giving effect to the purchase of the Shares and the other transactions contemplated by this Agreement, Purchaser (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its debts and liabilities as they become absolute and matured); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred and does not plan to incur debts and liabilities beyond its ability to pay as they become absolute and matured.
Section 5.07 R&W Insurance Policy. On or prior to the date of this Agreement, Purchaser has obtained the R&W Insurance Policy and the R&W Insurance Policy has been bound in the name of Purchaser, subject only to those conditions required by the insurer to occur after the date hereof. Without limiting the generality of the preceding sentence, Purchaser has paid or caused to be paid all costs and expenses related to the R&W Insurance Policy which are required by the insurer as of the date hereof, including all required portions of the total premium, underwriting costs, brokerage commissions, and other fees and expenses of such policy. The R&W Insurance Policy includes a waiver of, and agreement not to pursue, subrogation claims against the Sellers or any Affiliates of the Sellers or any of their respective equityholders, officers, directors, employees, agents, advisors or representatives, except to the extent that any such Persons have committed Fraud.
Section 5.08 Investigation. Purchaser acknowledges that it has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and the Company Subsidiaries and acknowledges that it has been afforded full access to the books and records, facilities and personnel of the Company and the Company Subsidiaries for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Company and the Company Subsidiaries. Purchaser is knowledgeable about the industries in which the Company and the Company Subsidiaries operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement, and is able to bear the substantial economic risk of such investment for an indefinite period of time. Purchaser acknowledges and agrees that: (a) in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon the express representations and warranties set forth in ARTICLES III and IV of this Agreement (including the related portions of the Disclosure Schedules) and (b) none of the Sellers, the Company or any other Person has made any representation or warranty as to the Sellers, the Company or this Agreement, except as expressly set forth in ARTICLES III and IV of this Agreement (including the related portions of the Disclosure Schedules). Without limiting the generality of the foregoing, none of the Sellers, the Company or any other Person makes or has made any representation or warranty, either express or implied, as to any projection, forecast, statement or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including the Confidential Information Presentation prepared by Citizens Capital Markets and any opinion, information, projection, document, material or advice that may have been or may be provided or made available to Purchaser or any of its representatives by the Company, the Sellers or any of their respective Affiliates or representatives, including in any online data room or management presentations), except as expressly and specifically covered by a representation and warranty set forth in ARTICLE III or IV.
ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Conduct of Business Prior to the Closing. The Sellers and the Company agree that between the date hereof and the Closing, the Company shall, and the Sellers shall cause the Company to, (i) conduct the business of the Company and the Company Subsidiaries in the ordinary course in all material respects and (ii) use its reasonable efforts to preserve intact in all material respects the business organization of the Company and the Company Subsidiaries. The Company and the Sellers covenant and agree that, between the date hereof and the Closing, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor the Sellers shall cause the Company or any Company Subsidiary to:
(a)    (i) issue or sell any ownership interests, capital stock, notes, bonds or other securities of the Company or any Company Subsidiary (or any option, warrant or other right to acquire the same), (ii) redeem any of the Shares of the Company, (iii) redeem any of the shares of capital stock of any Company Subsidiary, other than pursuant to the Company’s purchase of the capital stock of the Majority Owned Subsidiaries contemplated by Section 6.14, or (iv) declare, make or pay any dividends or distributions to the holders of the Shares or the capital stock of any Company Subsidiary, other than cash dividends or distributions declared, made or paid by the Company solely to the Sellers or by any Company Subsidiary to the Company;
(b)    incur any Indebtedness for borrowed money other than borrowings under the Company’s existing line of credit in the ordinary course of business;
(c )    amend or restate the articles of incorporation/organization or bylaws of the Company or any Company Subsidiary;
(d)    grant or announce any material increase in the salaries, bonuses or other benefits payable by the Company or any Company Subsidiary to any of the employees of the Company or any Company Subsidiary, other than as required by Law, pursuant to any plans, programs or agreements existing on the date hereof, customary annual bonuses, or other ordinary increases consistent with the past practices of the Company or any Company Subsidiary;
(e)    change any method of accounting or accounting practice or policy used by the Company or any Company Subsidiary, other than such changes required by GAAP or contemplated by Section 6.16;
(f)    fail to exercise any rights of renewal with respect to any Leased Real Property that by its terms would otherwise expire;
(g)    settle or compromise any material Claims of the Company or any Company Subsidiary;
(h)    fail to maintain all Permits held by the Company and the Company Subsidiaries that are material to their businesses or comply in all material respects with all applicable Laws;
(i)    fail to pay Indebtedness, Taxes or other obligations when due other than Taxes contested in good faith;
(j)    terminate or make any change, modification or amendment to any Contract listed on Schedule 4.14 or Schedule 4.15 of the Disclosure Schedule, or any bid for any Material Contract or Government Contract, that would reasonably be expected to be adverse to the Company in any material respect;
(k)    enter into any agreement that would constitute a “Material Contract” or “Government Contract” as defined herein (other than Government Contracts entered into pursuant to the bids listed on Schedule 4.15(b) of the Disclosure Schedule);
(l)    hire or make any offer of employment to any candidate at a salary of $100,000 or greater (other than candidates who will be directly billed to customers);
(m)    agree to take any of the actions specified in Section 6.01(a) through (l), except as contemplated by this Agreement; or
(n)    to otherwise take any action that, if it was taken at any time between the date of the balance sheet included in the Interim Financial Statements and the date of this Agreement, would be required to be disclosed on Schedule 4.09 of the Disclosure Schedules pursuant to Section 4.09(h) – (l).
Section 6.02 Access to Information.
(a)    From the date hereof until the Closing, the Company shall, and the Sellers shall cause the Company to, cause its officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees, agents, accountants, counsel, financing sources and representatives of Purchaser reasonable access, during normal business hours, to the offices, properties, other facilities, books and records of the Company and the Company Subsidiaries and (ii) furnish to the officers, employees, agents, accountants, counsel, financing sources and representatives of Purchaser such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the Company or the Company Subsidiaries (or legible copies thereof) as Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at Purchaser’s expense, during normal business hours, under the supervision of the Company’s personnel, in such a manner as not to interfere with the normal operations of the Company or any Company Subsidiary, and in compliance with applicable Law with respect to contracts and information that are classified. Notwithstanding the foregoing, Purchaser shall not contact any customer of the Company or any Company Subsidiary (including, for this purpose, any higher-tier subcontractor, ultimate prime contractor and ultimate Governmental Authority customer) in connection with this Agreement or the transactions contemplated hereby without the prior written consent of Sellers Representative.
(b)    In order to facilitate the resolution of any claims made against or incurred by the Sellers or the Company prior to the Closing, for a period of five years after the Closing, Purchaser shall (i) retain the books and records relating to the Company and the Company Subsidiaries relating to periods prior to the Closing in a manner reasonably consistent with the prior practice of the Company and the Company Subsidiaries and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Sellers reasonable access (including the right to make, at the Sellers’ expense, photocopies), during normal business hours, to such books and records.
(c )    In order to facilitate the resolution of any claims made by or against or incurred by Purchaser or the Company or any Company Subsidiary after the Closing or for any other reasonable purpose, for a period of five years following the Closing, the Sellers shall (i) retain the books and records of such Person which relate to the Company and the Company Subsidiaries and their operations for periods prior to the Closing and which shall not otherwise have been delivered to Purchaser or the Company and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of Purchaser or the Company reasonable access (including the right to make photocopies, at the expense of Purchaser or the Company), during normal business hours, to such books and records.
Section 6.03 Confidentiality.
(a)    Subject to Section 11.03 hereof, the terms of the non-disclosure agreement dated as of March 13, 2020 (the “Confidentiality Agreement”) between the Company and Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of Purchaser under this Section 6.03 shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.
(b)    Nothing provided to Purchaser pursuant to Section 6.02(a) shall in any way amend or diminish Purchaser’s obligations under the Confidentiality Agreement. Purchaser acknowledges and agrees that any information provided to Purchaser pursuant to Section 6.02(a) or otherwise by the Sellers, the Company, or any officer, director, employee, agent, representative, accountant or counsel thereof shall be subject to the terms and conditions of the Confidentiality Agreement.

(c)    Between the Closing Date and the third anniversary of the Closing Date, each Seller and each of their respective Affiliates, employees, consultants, agents, members, shareholders, partners and advisors will hold in confidence information regarding the business, operations and affairs of the Company and the Company Subsidiaries (including trade secrets, confidential information and proprietary materials, which may include the following categories of information and materials: methods, procedures, computer programs and architecture, databases, customer information, lists and identities, employee lists and identities, pricing information, research, methodologies, contractual forms, and other information, whether tangible or intangible, which is not publicly available generally) (collectively, the “Confidential Information”) accessed or possessed by Seller, its Affiliates and its and their representatives and shall not use the Confidential Information. Notwithstanding the foregoing, any such Person may disclose Confidential Information as and to the extent required by applicable Law, so long as the disclosing party notifies (to the extent legally permissible) Purchaser in advance so that Purchaser can seek a protective order and uses commercially reasonable efforts to seek a protective order causing such information so disclosed to be kept confidential.
Section 6.04 Regulatory and Other Authorizations; Notices and Consents.
(a)    Each party hereto shall use its reasonable best efforts to obtain authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to this Agreement and will cooperate fully with the other parties hereto in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Notwithstanding the foregoing, the Sellers and the Company shall not be required to pay any fees or other payments to any Governmental Authorities in order to obtain any such authorization, consent, order or approval. Purchaser shall pay all filing fees required under the HSR Act.
(b)    Without limiting the generality of Purchaser’s undertaking pursuant to Section 6.04(a), Purchaser agrees to use its reasonable best efforts to avoid or resolve antitrust issues asserted by any United States or non-United States governmental antitrust authority or any other party so as to enable the parties hereto to expeditiously close the transactions contemplated hereby no later than December 31, 2020 (the “Termination Date”).
(c )    Each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act. Subject to the Confidentiality Agreement, the parties to this Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.
(d) The Company shall promptly give, and shall cause the Company Subsidiaries to give, such notices to third parties and use its commercially reasonable efforts to obtain such third party consents and estoppel certificates as Purchaser may reasonably require in connection with the transactions contemplated by this Agreement. Purchaser shall cooperate and use all reasonable efforts to assist the Company and the Company Subsidiaries in giving such notices and obtaining such consents and estoppel certificates.
Section 6.05 No Solicitation or Negotiation. The Sellers and the Company agree that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, none of the Sellers, the Company, or any of their respective Affiliates, officers, directors, representatives or agents will (i) solicit, initiate, consider, knowingly encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the Shares of the Company or the Company’s assets or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to the Company or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Sellers and the Company shall (x) immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing, (y) promptly (and in any event within one (1) Business Day of the date hereof) request any such Person to promptly return or destroy all confidential information concerning the Company and the Company Subsidiaries and (z) promptly (and in any event within one (1) Business Day of the date hereof) terminate all access previously granted to such Persons to any physical or electronic data room. The Sellers and the Company shall notify Purchaser promptly, and in any event, within twenty-four (24) hours, if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made.
Section 6.06 Restrictive Covenants
(a)    Each Seller (other than the ESOT) agrees that, for the three (3) year period commencing on the Closing Date (the “Restricted Period”), such Person shall not (i) directly or indirectly provide, to any Governmental Authority or Person, any product or service that is directly competitive with the products or services sold by the Company or any Company Subsidiary as of the Closing Date; provided, however, that, for the purposes of this Section 6.06, ownership of securities having no more than two percent (2%) of the outstanding voting power of any publicly traded competitor shall not be deemed a violation of this Section 6.06, or (ii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and the Company Subsidiaries and their respective customers or suppliers.

(b)    As a separate and independent covenant, each Seller agrees that during the Restricted Period such Person will not directly or indirectly hire or induce or attempt to induce any officers, employees or independent contractors of the Company or any Company Subsidiary to leave the employ or service of the Company or such Company Subsidiary or violate the terms of their contracts, or any employment arrangements, with the Company or such Company Subsidiary; provided, however, that the foregoing will not prohibit (i) a general solicitation to the public of general advertising or the hiring or other retention of any person who responds to any such general solicitation, or (ii) the hiring of any person whose employment has been terminated by the Company, a Company Subsidiary or Purchaser at least six (6) months prior to such hiring.
(c)    Each Seller acknowledges that the covenants set forth in this Section 6.06 are an essential element of this Agreement and that, but for the agreement of the Sellers to comply with these covenants, Purchaser would not have entered into this Agreement. Each Seller acknowledges that this Section 6.06 constitutes an independent covenant that shall not be affected by performance or nonperformance of any other provision of this Agreement by Purchaser.
Section 6.07 Charter Protections; Directors’ and Officers’ Liability Insurance.
(a)     All rights to indemnification for acts or omissions occurring through the Closing now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company or any Company Subsidiary as provided in its articles of incorporation/organization, bylaws or under applicable Law shall survive the transactions contemplated in this Agreement and shall continue in full force and effect in accordance with their terms.
(b)    The Company shall obtain, prior to the Closing Date, with an effective date as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company and the Company Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement). The cost of such tail policy shall either be paid by the Company prior to the Closing or included in Sellers Expenses.
(c)    If Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Purchaser assume the obligations set forth in this Section 6.07.
(d)    The provisions of this Section 6.07 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or a Company Subsidiary for all periods ending on or before the Closing and may not be changed without the consent of the Sellers Representative.
Section 6.08 Employee Matters. Purchaser shall, for a period of one (1) year immediately following the Closing Date, generally cause the Company to provide employees of the Company and the

Company Subsidiaries (the “Company Employees”) with (i) base salaries and bonus/commission opportunities comparable, in the aggregate, as in effect as of the date of this Agreement (together with any changes thereto on or prior to the Closing Date that are approved by Purchaser in accordance with the terms of this Agreement) to the Company Employees, and (ii) employee benefit plans and programs that are substantially comparable, in the aggregate, with the Plans provided by the Company to similarly situated employees as of the Closing Date. The Purchaser shall recognize the service of Company Employees with the Company and any Company Subsidiary prior to the Closing Date as service with Purchaser and its Affiliates in connection with any tax-qualified pension plan, 401(k) savings plan and welfare benefit plans and policies (including vacations and leave policies) maintained by Purchaser which are made available following the Closing Date by Purchaser to Company Employees for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals). The parties hereto acknowledge and agree that the terms set forth in this Section 6.08 shall not create any right in any Company Employee or any other Person to any continued employment with the Company, any Company Subsidiary or Purchaser or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.
Section 6.09 ESOP Matters
(a)    As of the Closing, the ESOP Trustee shall have received the ESOP Fairness Opinion from its independent financial advisor.
(b)    Prior to Closing, the Company shall adopt an amendment to the ESOP terminating the ESOP and providing for final allocations thereunder effective immediately prior to the Closing. Such amendments to the ESOP shall, among other necessary changes to effect the termination of the ESOP, provide for 100% vesting as required by law upon plan termination and for a distribution of the benefits due each participant thereunder as soon as reasonably practicable after Closing (the “Plan Amendment”). The Plan Amendment will by its terms become effective as of the Closing Date. The Plan, as amended, shall be referred to as the “Amended Plan”.
(c)    The Company will continue as sponsor of the Amended Plan after the Closing Date until all distributions are complete in accordance with the Amended Plan. Promptly after the Closing, the Company will file an application requesting the Internal Revenue Service to issue a final determination letter (the “ESOP Termination Determination Letter”) with respect to the ESOP. Prior to the Closing, the Company shall secure fiduciary liability insurance with coverage until the ESOP is fully liquidated, and shall procure and pay the premiums for “tail” coverage thereafter, with no deductibles and on a claims made basis, covering the Company and its agents and plan administrators (the “Fiduciary Policy”). The Company shall cause the newly-appointed plan administrators to promptly arrange for update of ESOP participant account balances through the closing/plan termination date, payment of partial distributions (if any), and final distributions under the ESOP after receipt of the ESOP Termination Determination Letter. The Company shall pay all filing fees, costs and expenses associated with implementing the termination of the ESOP, including making participant distributions from the ESOP and those related to the ESOP Termination Determination Letter.
Section 6.10 Attorney-Client Privilege; Retention of Counsel. The parties acknowledge that Greenberg Traurig, LLP (“Counsel”) has represented the Sellers and the Company in connection with the transactions contemplated by this Agreement. Purchaser and the Company agree that any attorney-client privilege, attorney work-product protection, and expectation of client confidence attaching as a result of Counsel’s representation of the Company or the Sellers in connection with the transactions contemplated by this Agreement, and all information and documents covered by such privilege or protection, shall belong to and be controlled by the Sellers and not the Company from and after the Closing, and shall not pass to or be claimed or used by Purchaser or, from and after the Closing, the Company. In no event will the Company or Purchaser after the Closing object to any Seller’s or the Sellers Representative retention of Counsel in connection with defending or prosecuting any claim relating to any Seller’s indemnification obligations under this Agreement or any alleged breach of this Agreement or any document or agreement entered into in connection with this Agreement.
Secton 6.11 R&W Insurance Policy. Prior to the Closing, Purchaser shall maintain the R&W Insurance Policy as bound as of the date hereof and shall timely satisfy all conditions necessary for the continuation of coverage under the R&W Insurance Policy. Following the Closing, Purchaser shall not, without the written consent of the Sellers Representative, amend the subrogation provisions of the R&W Insurance Policy in a manner that is detrimental to the Sellers.
Section 6.12 Sellers Representative.
(a)    Each Seller hereby designates and appoints the Sellers Representative as its representative, agent and attorney-in-fact for all purposes of this Agreement and the transactions contemplated hereby. This appointment and power of attorney shall be deemed to be coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of Law, whether by the death or incapacity or liquidation or dissolution of any Seller or the occurrence of any other event or events. The Sellers Representative is serving in the capacity as representative, agent and attorney-in-fact of such Sellers hereunder solely for purposes of administrative convenience.
(b)    Without limiting the generality of Section 6.12(a), each Seller, among other things, hereby irrevocably agrees:
(i)    to the taking by the Sellers Representative of any and all actions and the making of any decisions required or permitted to be taken by the Sellers under this Agreement.
(ii)    to the exercise by the Sellers Representative of the power to: (A) agree to, investigate, negotiate, enter into settlements and compromises of and file suit, seek arbitration and comply with orders of courts and awards of arbitrators with respect to such obligations and claims; (B) resolve any claim or dispute under or made pursuant to this Agreement; and (C) take all actions necessary in the judgment of the Sellers Representative for the accomplishment of the foregoing, including, without limitation, execution on any Seller’s behalf of any agreement, instrument, or other document that, in the sole discretion of Sellers Representative, is necessary, desirable, or otherwise appropriate to effect any such settlement or compromise;
(iii)    that the Purchaser Indemnified Parties shall be able to rely conclusively without further inquiry on the instructions and decisions of the Sellers Representative as to the settlement of any claims for indemnification by any one or more Purchaser Indemnified Parties pursuant to ARTICLE IX and as to any other action taken by the Sellers Representative hereunder; and
(iv)    that the Sellers Representative is authorized to receive and to accept on each Seller’s behalf any notice from any Person claiming to be a Purchaser Indemnified Party given in accordance with this Agreement (and any notice given to the Sellers Representative shall be deemed to have been given to each Seller).
(c)    The Sellers’ representative appointed pursuant to this Section 6.12 may be changed, or a successor appointed, by the Sellers from time to time upon not fewer than 10 calendar days’ prior written notice to the Purchaser.
(d)    The Sellers Representative shall not be liable for any act done or omitted hereunder as the Sellers’ representative, while acting in good faith and in the exercise of reasonable judgment. The Sellers Representative may, at the expense of the Sellers, consult with legal counsel (who may be former legal counsel for the Company) and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Sellers shall indemnify and hold the Sellers Representative harmless on a pro rata basis in accordance with their respective Pro Rata Shares against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Sellers Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.
(e)    The reasonable expenses incurred by the Sellers Representative (including legal, accounting and other professional expenses) while acting on behalf of the Sellers under the authorization granted in this Section 6.12 shall be borne by the Sellers on a pro rata basis in accordance with their respective Pro Rata Shares.
Section 6.13 Stockholder Approval re Section 280G. Prior to the Closing, the Company shall use commercially reasonable efforts to: (a) seek a stockholder vote pursuant to the exemption contained in Section 280G(b)(5)(A)(ii) of the Code and the applicable regulations promulgated thereunder (the “280G Stockholder Vote”) with respect to those Plans set forth in Section 4.19(b) of the Disclosure Schedules, and (b) cause, prior to any 280G Stockholder Vote, the “disqualified individuals” (as defined in Section 280G of the Code) to waive any payments in respect of the transactions contemplated by this Agreement that would not be deductible pursuant to Section 280G of the Code if the 280G Stockholder Vote fails the approval requirements set out in Section 280G(b)(5) of the Code. At least seven (7) Business Days prior to the Closing Date, the Company or the Sellers Representative shall provide the Purchaser for review and approval, copies of the Section 280G calculations, disclosure documents, waiver documents and any other documents to be provided to any Person pursuant to this Section 6.13.
Section 6.14 Closing of Stock Purchase Agreements re Majority Owned Subsidiaries. The Company shall consummate the purchase of all of the shares of capital stock owned by the minority shareholder of TATE prior to Closing. The Company shall comply with, and shall satisfy all the conditions to closing under, the Delta Bridge Stock Purchase Agreement as of immediately prior to the Closing. From and after the Closing, the Company shall have no further obligations or liabilities under such agreements.

Section 6.15 Facility Security Clearance. The Company and Company Subsidiary each have a facility security clearance (FCL). As promptly as practicable after the date of this Agreement, the Company will make all reasonable efforts to prepare and file with Defense Counterintelligence and Security Agency (DCSA) notification of a change in ownership pursuant to Section 1-302(g) of the National Industry Security Program Operating Manual (NISPOM). The Company and Purchaser will make all reasonable efforts to cooperate to timely file such notification of a change in ownership and to submit any information and reports required by the NISPOM; for example, notification of a change in key management personnel to DCSA or other regulations related to the Company’s Government Contracts in conjunction with the execution of this Agreement.
Section 6.16 Further Action. Each of the Sellers, the Company and Purchaser shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby and thereby.
Section 6.17 Financial Statements. If Purchaser is required to file with the SEC financial statements of the Company pursuant to the requirements contained in SEC Regulation S-X, the Sellers and the Company prior to Closing shall use commercially reasonable efforts to assist Purchaser in the preparation of such financial statements and will provide Purchaser access to all books and records of the Company to the extent reasonably necessary for the preparation of such financial statements.
Section 6.18 Conveyance of Real Property. Prior to the Closing, the Company shall convey all of its fee simple interest in the property located at 126 and 128 Maxwell Street, Fayetteville, North Carolina 28301 which is currently being marketed for sale (the “Maxwell Street Property”) to a third party pursuant a purchase and sale agreement with covenants and indemnities mutually acceptable to Purchaser and Sellers (the “Real Property Purchase Agreement”).
ARTICLE VII

TAX MATTERS

Section 7.01 Straddle Periods. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the Straddle Period ending on the date of the Closing shall be:
(a)    in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 7.06), deemed equal to the amount which would be payable (after giving effect to amounts which may be deducted from or offset against such Taxes) if the Tax Period ended on the date of the Closing; and
(b)    in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or any Company Subsidiary (excluding Taxes related solely to personal property), or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes) (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the period ending on the date of the Closing and the denominator of which is the number of days in the entire Straddle Period.
(c)    Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this paragraph (b) taking into account the type of Tax to which the refund relates. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Company or any Company Subsidiary, as applicable.
Section 7.02 Tax Refunds. Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) relating to Tax Periods (or portions of taxable periods) ending on or before the date of the Closing shall be the property of the Sellers other than the ESOT, and if received by Purchaser, the Company or any Company Subsidiary, shall be paid over promptly to the Sellers other than the ESOT, on a pro rata basis based on their respective Pro Rata Shares with the payment that otherwise would have been payable to the ESOT paid to the Rosenbaum Trust. Purchaser shall cause the Company or other relevant entity to file for and use commercially reasonable efforts to obtain and expedite the receipt of any refund to which the Sellers are entitled under this Section 7.02, including from the carryback of net operating losses to the maximum extent allowable under the CARES Act to any Tax Period ended on or prior to the Closing Date. Purchaser shall cause the filing (at Purchaser’s expense) of any refund claims from such carrybacks to be made within one hundred eighty (180) days from the Closing Date. Purchaser shall permit Sellers Representative to participate in (at Seller’s expense) the prosecution of any such refund claim.
Section 7.03 Contests.
(a)    After the Closing, Purchaser shall promptly notify the Sellers Representative in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on Purchaser, its Affiliates, or the Company or any Company Subsidiary which, if determined adversely to the taxpayer or after the lapse of time, could result in any Tax liability for the Sellers or be grounds for indemnification by the Sellers under ARTICLE IX. Such notice shall contain factual information (to the extent known to Purchaser, its Affiliates, or the Company) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If Purchaser fails to give the Sellers Representative prompt notice of an asserted Tax liability as required by this Section 7.03, then the Sellers shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability, but only to the extent that failure to give such notice results in a detriment to the Sellers.
(b)    In the case of a Tax audit or administrative or judicial proceeding (a “Contest”) that relates to a Pre-Closing Tax Period, Purchaser shall have the sole right (at Seller’s expense) to control the conduct of such Contest. Purchaser shall notify Sellers Representative of any Contest, and shall keep Sellers Representative reasonably informed of the progress of such Contest, including by providing Sellers Representative copies of any material correspondence with the taxing authority. However, in such case, none of Purchaser or the Company may settle or compromise any asserted liability that Sellers may be obligated to indemnify without prior written consent of the Sellers Representative; provided, however, that consent to settlement or compromise shall not be unreasonably withheld.
(c)    With respect to Straddle Periods, Purchaser shall direct and control, through counsel of its own choosing, any Contest involving any asserted Tax liability. If the asserted Tax liability is one with respect to which indemnity may be sought from the Sellers pursuant to ARTICLE IX, the Sellers Representative may participate (at the Sellers’ expense) in such Contest, and neither Purchaser nor the Company may settle or compromise any asserted liability without the prior written consent of the Sellers Representative, which shall not be unreasonably withheld.
(d)    Purchaser, the Sellers Representative and the Sellers agree to cooperate, and Purchaser agrees to cause the Company and the Company Subsidiaries to cooperate, in the defense against or compromise of any claim in any Contest.
Section 7.04 Preparation of Tax Returns; Payment of Taxes.
(a)    Subject to Section 6.16, the Purchaser shall prepare and file (at Purchaser’s expense) all income Tax Returns relating to the Company or any Company Subsidiary for Tax Periods ending on or before the date of the Closing that are due after the Closing Date, and shall file such Tax Returns for (i) the Tax Period ended September 30, 2020 within one hundred fifty (150) days of Closing and (ii) the stub Tax Period thereafter ending on the Closing Date within one hundred eighty (180) days of the Closing. Sellers Representative shall have no less than fifteen (15) days to review and comment on such Tax Returns prior to filing. Except as otherwise provided in this Agreement, such Tax Returns shall be prepared on a basis consistent with those prepared for prior Tax Periods unless a different treatment of any item is required by Law. The Sellers shall pay (i) all Taxes imposed on or payable by the Company or any Company Subsidiary with respect to such Returns and (ii) with respect to Straddle Periods, Taxes imposed on the Company or any Company Subsidiary which are allocable pursuant to Section 7.01 to the portion of such period ending on the date of Closing, other than Taxes resulting from any act, transaction or omission of Purchaser or the Company occurring after the Closing that is not in the ordinary course of business. The amount of Taxes payable by the Sellers under this Section 7.04(a) shall be reduced to the extent taken into account in the calculation of Working Capital under Section 2.06.
(b)    Purchaser shall prepare and file (or cause the Company to prepare and file) all Tax Returns that relate to the Company or any Company Subsidiary for Tax Periods ending after the date of the Closing (including Straddle Periods); it being understood that all Taxes shown as due and payable on such Tax Returns shall be the responsibility of Purchaser, except for such Taxes which are the responsibility of the Sellers which the Sellers shall pay in accordance with this ARTICLE VII. Such Tax Returns shall be prepared on a basis consistent with those prepared for prior Tax Periods unless a different treatment of any item is required by Law. With respect to any Tax Return required to be filed with respect to the Company or any Company Subsidiary after the date of the Closing and as to which Taxes are allocable to the Sellers under Section 7.01 hereof, Purchaser shall provide the Sellers Representative and its authorized representative(s) with a copy of such completed Tax Return and a statement (with which Purchaser will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is allocable to the Sellers pursuant to Section 7.01 at least thirty (30) calendar days prior to the due date (including any extension thereof) for filing of such Tax Return, and the Sellers Representative and its authorized representative(s) shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return. The amount of Tax shown on any such Tax Return that is allocable to the Sellers shall be reduced to the extent accrued and taken into account in the calculation of Working Capital pursuant to Section 2.06. The Sellers Representative and Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement by the Sellers Representative or its authorized representative(s).
(c)    Notwithstanding anything to the contrary herein, if the Sellers receive an assessment or other notice of Taxes due with respect to the Company for any taxable period, or portion of any Tax Period ending on or before the date of the Closing for which the Sellers are not responsible, in whole or in part, then Purchaser shall pay such Taxes, or if the Sellers pay such Taxes, then Purchaser or the Company shall pay to the Sellers pro rata based on their respective Pro Rata Shares the amount of such Taxes for which the Sellers are not responsible within ten (10) calendar days following such payment. In the case of a Tax that is contested in accordance with the provisions of Section 7.03, payment of the Tax to the appropriate taxing authority will be considered to be due no earlier than the date a final determination to such effect is made by the appropriate taxing authority or court.
(d)    In the preparation of the federal and state income Tax Returns under this Section 7.04 for the Tax Period ending on the Closing Date, the Sellers Representative shall cause the Company and the Company Subsidiaries to adopt the accrual method of tax accounting (in lieu of the cash method of accounting previously used) and shall elect pursuant to IRS Revenue Procedure 2015-13 to recognize the entire amount of any adjustment under Section 481 of the Code or other taxable income resulting from such adoption in the Company’s consolidated income tax return for such Tax Period.
Section 7.05 Tax Cooperation and Exchange of Information. The Sellers and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and Purchaser shall cause the Company and the Company Subsidiaries to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes (including a Contest). Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The Sellers and Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.05. Notwithstanding anything to the contrary in Section 6.02, the Sellers and Purchaser shall each retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Company and the Company Subsidiaries for any Tax Period that includes the date of the Closing and for all prior Tax Periods until the later of (i) the expiration of the statute of limitations of the Tax Periods to which such Tax Returns and other documents relate, without regard to extensions or (ii) six (6) years following the due date (without extension) for such Tax Returns. After such time, before the Sellers or Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given an opportunity, after ninety (90) calendar days prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). Any information obtained under this Section 7.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.
Section 7.06 Conveyance Taxes. Purchaser, on the one hand, and the Sellers collectively on the other (pro rata on the basis of their respective Pro Rata Shares), shall each be liable for 50% of any Conveyance Taxes that may be imposed upon, or payable or collectible or incurred in connection with this Agreement and the transactions contemplated hereby. Purchaser and the Sellers agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable Purchaser to comply with any pre-Closing filing requirements.
Section 7.07 Tax Covenants.
(a)    Neither Purchaser nor any Affiliate of Purchaser shall take, or cause or permit the Company to take, any action or omit to take any action which could increase any Seller’s or any of their respective Affiliates’ liability for Taxes unless such action or omission is required by law.
(b)    Neither Purchaser nor any Affiliate of Purchaser shall amend, refile or otherwise modify, or cause or permit the Company or any Company Subsidiary to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any Pre-Closing Tax Period without the prior written consent of the Sellers Representative.
Section 7.08 Escrow. For income tax purposes, Purchaser and the Sellers agree to treat amounts held by the Escrow Agent as property of Sellers and to treat the payment of the Escrow Amount to the Sellers as installment payments under the installment obligation rules of Section 453 of the Code.
Section 7.09 Deduction of Company Transaction Expenses. All Tax Returns prepared pursuant to this ARTICLE VII shall treat all Company Transaction Expenses paid or accrued on or before the Closing Date as being incurred in a Pre-Closing Tax Period. “Company Transaction Expenses” mean the collective amount due and payable by the Company or the Sellers for all out of pocket costs and expenses incurred by the Company or by or on behalf the Sellers (to the extent such amount is not paid prior to the Closing) on account of the entry into this Agreement by the Sellers or the consummation of the transactions hereunder, including (a) Sellers Expenses and (b) any employee retention payments, stay bonuses or severance, termination, change in control, retention or similar payments or benefits payable to any employee of the Company, in each case as a result of the sale of the Shares to the Purchaser, and including related employer side payroll Taxes (the payments in this clause (b), the “Change in Control Payments”).

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver of the Sellers Representative, at or prior to the Closing, of each of the following conditions:
(a)    Representations, Warranties and Covenants. (i) The representations and warranties of Purchaser contained in ARTICLE V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby, and (ii) the covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects;
(b)    HSR Act. Any waiting period (and any extension thereof) under the HSR Act and the antitrust laws of any other relevant jurisdiction applicable to the purchase of the Shares contemplated by this Agreement shall have expired or shall have been terminated; and
(c)    No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against any of the Sellers, the Company or Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Sellers Representative, is likely to render it impossible or unlawful to consummate such transactions.
Section 8.02 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Purchaser’s written waiver, at or prior to the Closing, of each of the following conditions:
(a)    Representations, Warranties and Covenants. (i) The representations and warranties of the Company and the Sellers contained in this Agreement, as modified by the Disclosure Schedules, shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where such failures of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, provided that, the representations and warranties contained in Section 3.01 (Authorization), Section 3.02 (Execution and Delivery; Valid and Binding Agreement), Section 3.04 (Ownership of Shares), Section 3.06 (Brokers), Section 4.01 (Organization, Authority and Qualification of the Company), Section 4.02 (Execution and Delivery), Section 4.03 (Capitalization; Subsidiaries and Joint Ventures), and Section 4.25 (Brokers), as modified by the Disclosure Schedules, shall be true and correct in all respects on and as of the Closing; and (ii) the covenants and agreements contained in this Agreement to be complied with by the Company and the Sellers on or before the Closing shall have been complied with in all material respects;

(b)    HSR Act. Any waiting period (and any extension thereof) under the HSR Act and the antitrust laws of any other relevant jurisdiction applicable to the purchase of the Shares contemplated by this Agreement shall have expired or shall have been terminated;
(c)    No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against any of the Sellers, the Company or Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of Purchaser, is likely to render it impossible or unlawful to consummate such transactions or which could have a Material Adverse Effect; provided, however, that the provisions of this Section 8.02(c) shall not apply if the Purchaser has directly or indirectly solicited or encouraged such Action.
(d)    Consents and Approvals. Purchaser and the Sellers shall have received all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates set forth in Schedule 8.02(d) of the Disclosure Schedules;
(e)    Minority Owner Stock Purchase Agreements. The Delta Bridge Stock Purchase Agreement shall be in full force and effect, no breach thereunder shall have occurred and be continuing, and the conditions to closing thereunder shall have been satisfied or shall be capable of being satisfied, and the Company shall have consummated the TATE Stock Purchase Agreement, closed the transactions contemplated thereby and shall have become the sole shareholder of TATE;
(f)    Employee Retention Agreements. The employees identified on Section 8.02(f) attached hereto shall have executed and delivered retention agreements with the Company, which shall include customary restrictive covenants;
(g)    Receipt, Termination and Release Agreements. Each recipient of a Change in Control Payment shall have executed and delivered a Receipt, Termination and Release Agreement, in the form of Exhibit E attached hereto.
(h)    No Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect.
(i)    ESOP Matters. Purchaser shall have received evidence that the ESOP Trustee, after consultation with independent advisors and in reliance on the ESOP Fairness Opinion, has, on behalf of the ESOT, as of the Closing Date (i) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, subject to the terms and conditions set forth herein, and (ii) determined that the sale of the ESOP Shares is in the best interest of the ESOP participants, and the consideration to be received by ESOT for the ESOP Shares pursuant to the transactions contemplated by this Agreement is not less than “adequate consideration” within the meaning of Section 3(18) of ERISA.
(j)    Real Property Purchase Agreement. Consummation of the transactions contemplated in the Real Property Purchase Agreement shall have occurred, and the Company shall have conveyed its fee simple interest in the Maxwell Street Property.

ARTICLE IX

INDEMNIFICATION

Section 9.01 Survival of Representations and Warranties and Covenants.
(a)    The representations and warranties of the Sellers or the Company contained in this Agreement shall survive the Closing until the eighteen month anniversary thereof; provided, that, for purposes of the R&W Insurance Policy, such representations and warranties shall survive for the applicable survival period set forth in such policy solely with respect to the available coverage under such policy; provided, however, that (A) the representations and warranties made pursuant to Section 3.01, Section 3.02, Section 3.04, Section 3.06, Section 4.01(a), Section 4.02, Section 4.03(a) and Section 4.25 (the “Surviving Representations”) shall survive until the fifth anniversary of the Closing and (B) the representations and warranties in Section 4.13 shall survive until the third anniversary of the Closing. Other covenants and agreements of the Sellers contained herein shall survive until performed in accordance with their terms. Notwithstanding the foregoing, if Purchaser provides notice of a claim to Sellers in accordance with the terms of this Agreement prior to the expiration of the applicable survival period set forth in this Section 9.01, then the applicable representations and warranties, covenants and/or agreements (as the case may be) shall survive as to such claim only until such claim has been finally resolved or adjudicated.
(b)    The representations and warranties of Purchaser contained in this Agreement shall survive the Closing until the one-year anniversary of the Closing; provided, however, that the representations and warranties made pursuant to Section 5.01, Section 5.05, Section 5.06 and Section 5.07 shall survive until the expiration of the applicable statutes of limitations. The covenants of Purchaser contained in this Agreement that are to be performed prior to Closing shall terminate upon the Closing, and the other covenants and agreements of Purchaser and the Company contained herein shall survive until performed in accordance with their terms.
(c)    Except with respect to claims for indemnification with respect to breaches of any representation or warranty referenced in Section 9.02(i) or Section 9.02(ii) that are governed by the terms of the R&W Insurance Policy, no claim for indemnification may be asserted against any party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty, covenant or agreement on which such claim is based ceases to survive as set forth in this Section 9.01.
Section 9.02 Indemnification of Purchaser. Subject to the terms and conditions of this ARTICLE IX, from and after the Closing, each Seller (other than the ESOT) shall severally, and not jointly, indemnify and hold harmless Purchaser and its Affiliates, officers, directors, employees and agents (each a “Purchaser Indemnified Party”) from and against any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses on claims) actually suffered or incurred by them (hereinafter a “Loss”), arising out of or resulting from:

(i)    the breach of any representation or warranty made by such Person contained in ARTICLE III of this Agreement; or
(ii)    the breach of any representation or warranty made by the Company contained in ARTICLE IV of this Agreement;
(iii)    the breach or non-fulfillment of any covenant or agreement by such Person contained in this Agreement;
(iv)    the breach or non-fulfillment of any covenant or agreement to be performed by the Company prior to the Closing contained in this Agreement; or
(v)    the matters that are listed on Schedule 9.02(v) (collectively, the “Certain Matters”).
Section 9.03 Indemnification of the Sellers. Subject to the terms and conditions of this ARTICLE IX, from and after the Closing, Purchaser shall indemnify and hold harmless the Sellers and their respective Affiliates, agents, heirs and personal representatives (each a “Seller Indemnified Party”) from and against any and all Losses, arising out of or resulting from:
(i)    the breach of any representation or warranty made by Purchaser contained in this Agreement; or
(ii)    the breach or non-fulfillment of any covenant or agreement by Purchaser contained in this Agreement, or any covenant or agreement contained in this Agreement to be performed by the Company after the Closing.
Section 9.04 R&W Insurance Policy.
(a)    Except as set forth in Section 9.09 with respect to Fraud and except with respect to the Surviving Representations and the Certain Matters, notwithstanding anything to the contrary contained in this Agreement, (a) the R&W Insurance Policy shall be the sole and exclusive remedy of the Purchaser Indemnified Parties for any and all Losses that are sustained or incurred by any of the Purchaser Indemnified Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Company’s or any Seller’s representations or warranties contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement (other than the Surviving Representations) and (b) the Company and the Sellers shall not have any other direct or indirect liability (derivative or otherwise) to any Purchaser Indemnified Party with respect to any breach of such representations and warranties of the Company or the Sellers.
(b)    Section 9.04(a) shall apply regardless of whether: (i) Purchaser continues to maintain the R&W Insurance Policy following the Closing; (ii) the R&W Insurance Policy is revoked, cancelled or modified in any manner after issuance; (iii) any claim made by Purchaser under such R&W Insurance Policy is denied by the issuer thereof or (iv) Purchaser fails or refuses to make a claim, or fails to comply with the required claims procedures, under such R&W Insurance Policy. Without limiting the generality of the foregoing, any rights of any issuer of the R&W Insurance Policy, including any rights of subrogation, shall not affect, expand or increase any liability or obligation of the Company or the Sellers to Purchaser Indemnified Parties or any other parties in connection with the transactions contemplated by this Agreement.
(c)    With respect to any Losses for which a Purchaser Indemnified Party is entitled to indemnification under Section 9.02(i) and Section 9.02(ii), Purchaser shall use its commercially reasonable efforts to submit a claim to recover such Losses from the R&W Insurance Policy before seeking recovery for such Losses from the Sellers (subject to applicable limitations set forth in this ARTICLE IX).
Section 9.05 Limits on Liability.
(a)    Except as set forth in Section 9.09 with respect to Fraud, notwithstanding anything to the contrary contained in this Agreement:
(i)    the total aggregate liability of the Sellers under or in connection with this Agreement or the transactions contemplated hereby shall not exceed an amount equal to the Purchase Price less the aggregate R&W Insurance Policy limit;
(ii)    the maximum liability of any Seller on account of any particular indemnifiable Loss arising under clause Section 9.02(ii) or Section 9.02(iv) shall not exceed such Seller’s Pro Rata Share of such Loss; and
(iii)    the maximum amount required to be paid by any Seller pursuant to Section 9.02 is the portion of the Purchase Price actually received by such Seller.
(b)    Notwithstanding anything herein to the contrary, no Seller shall have any indemnification obligations pursuant to Section 9.02 with respect to (i) a breach of any representation or warranty set forth in ARTICLE III made by or with respect to any other Seller, (ii) any other Seller’s individual covenants set forth in Section 6.06, (iii) Fraud committed by any other Seller of which such first Seller did not have actual knowledge; provided that, with respect to any breach or Fraud described in the foregoing clauses (i) or (ii), the indemnification obligation of the Seller who committed such breach or Fraud shall not be limited to their Pro Rata Share.
(c)    For purposes of this ARTICLE IX, other than with respect to the representations and warranties contained in Section 4.09(ii), in determining whether there has been a breach of any representation or warranty and the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty shall be read without regard and without giving effect to any materiality qualifications contained therein (including the terms “material”, “material adverse effect”, “Material Adverse Effect” or any similar terms).
(d)    Notwithstanding anything herein to the contrary, any liability of the ESOP to indemnify a Purchaser Indemnified Party pursuant to and in accordance with this ARTICLE IX, but for this Section 9.05(d), shall be satisfied by the Principal Seller.

(e)    Notwithstanding any provision herein to the contrary, no party shall be liable for punitive damages unless paid or payable to third parties in respect of a Third Party Claim as contemplated under Section 9.06.
(f)    Notwithstanding any provision herein to the contrary: (i) the Certain Matters Escrow Amount shall be the sole and exclusive remedy of the Purchaser Indemnified Parties for any and all Losses that are sustained or incurred by any of the Purchaser Indemnified Parties by reason of, resulting from or arising out of the Certain Matters; and (ii) the maximum amount required to be paid by Sellers pursuant to the Certain Matters is the Certain Matters Escrow Amount.
Section 9.06 Indemnification Procedures.
(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (each, a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim (except to the extent the insurer under the R&W Insurance Policy assumes the defense of such Third Party Claim pursuant to and in accordance with the R&W Insurance Policy) at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.06(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 9.06(b), pay, compromise, or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Sellers and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.02) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 9.06(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.06(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)    Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 9.07 No Double Recovery; Use of Insurance. Notwithstanding anything herein to the contrary, no party or other Person entitled to indemnification under this ARTICLE IX shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement (including to the extent there has been a specific liability or reserve relating to such matter included in the calculation of the Purchase Price adjustments pursuant to Section 2.06) or any document executed in connection with this Agreement or otherwise. The amount of any indemnification payable under this ARTICLE IX will be net of the receipt of any insurance proceeds paid to the Indemnified Party under any policies of insurance covering the Loss giving rise to the Claim. The Indemnified Party will use commercially reasonable efforts to collect any such insurance and will account to the Indemnifying Party therefor. If, at any time subsequent to the Indemnified Party receiving an indemnity payment for a Claim under this ARTICLE IX, the Indemnified Party receives payment in respect of the Loss underlying such Claim through recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any Claim, recovery, settlement or payment by or against another Person, the amount of such payment, less any costs, expenses or premiums incurred directly in connection therewith, will promptly be repaid by the Indemnified Party to the Indemnifying Party.
Section 9.08 Treatment of Indemnity Payments Between the Parties. Unless otherwise required by applicable Law, all indemnification payments shall constitute adjustments to the Purchase Price for all Tax purposes, and no party shall take any position inconsistent with such characterization.
Section 9.09 Remedies. The parties hereto acknowledge and agree that (a) following the Closing, except as set forth in Section 2.06 and Section 6.03, the remedies provided in this ARTICLE IX (and, with respect to Purchaser, the R&W Insurance Policy) shall be the sole and exclusive remedies of Purchaser and the Sellers for any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements in this Agreement, except for claims grounded in Fraud, and (b) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Purchaser or the Sellers, after the consummation of the purchase and sale of the Shares contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby. Each party hereto shall use commercially reasonable efforts to mitigate its Losses.
Section 9.10 Role of Sellers Representative. Notwithstanding anything to the contrary in this Agreement, (a) to the extent that the provisions of this ARTICLE IX contemplate that a notice thereunder be given to the Sellers, such notice shall instead be given to the Sellers Representative and (b) to the extent that the provisions of this ARTICLE IX contemplate that an action or determination shall, or may be, taken or made thereunder by a Seller, such action or determination shall, or may be, taken or made thereunder solely by the Sellers Representative on behalf of such Sellers (and not by such Sellers directly).
ARTICLE X

TERMINATION

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by either the Sellers Representative or Purchaser if the Closing shall not have occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 10.01(a) shall not be available to any party whose failure to fulfill any obligation under this

Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; provided further, however, that, upon delivery of the written notice specified in Section 10.01(e)(iv), Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.01(a) until two (2) Business Days following the expiration of the three (3) Business Day period referenced in Section 10.01(e)(iv);
(b)    by either the Sellers Representative or Purchaser in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;
(c)    by the Sellers Representative (if the Sellers are not then in breach of this Agreement in any material respect) if Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Section 8.01, which breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice by the Sellers Representative to Purchaser specifying such breach;
(d)    by Purchaser (if Purchaser is not then in breach of this Agreement in any material respect) if the Sellers or the Company shall have breached any of their representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Section 8.02, which breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice by Purchaser to the Sellers Representative specifying such breach;
(e)    by the Sellers Representative if (i) the conditions set forth in Section 8.02 have been and continue to be satisfied or waived at the time the Closing is required to have occurred pursuant to Section 2.03 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied on such date), (ii) Purchaser failed to consummate the Closing on the date required pursuant to the terms of Section 2.03, (iii) Purchaser fails to consummate the Closing by the earlier of (A) three (3) Business Days after written notice is delivered by the Sellers Representative to Purchaser that the events set forth in clauses (i) and (ii) above have occurred and (B) the Termination Date, and (iv) the Sellers Representative has irrevocably confirmed to Purchaser in writing that the Sellers are prepared to consummate the Closing and that at all times during such three (3) Business Day-period referenced in clause (iii) above the Sellers stood ready, willing and able to consummate the Closing; or
(f)    by the mutual written consent of the Sellers Representative and Purchaser.
Section 10.02 Effect of Termination. In the event of any termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability or obligation on the part of Purchaser, the Sellers or the Company or their respective officers or directors, except (a) as set forth in Section 6.03, Section 10.02, Section 11.01, Section 11.10, and Section 11.11, which shall remain in full force and effect, (b) with respect to Purchaser, pursuant to, and only in accordance with the terms of Section 10.03 and (c) except as provided in Section 10.03, nothing herein shall relieve either party hereto from liability for any breach of this Agreement prior to such termination.
Section 10.03 Termination Fee.
(a)    If, but only if, this Agreement is validly terminated by the Sellers Representative pursuant to Section 10.01(e) or Section 10.01(c), then Purchaser shall pay, or cause to be paid, to the Sellers (pro rata in accordance with their Pro Rata Shares) by wire transfer of immediately available funds to accounts designated in writing by the Sellers Representative the Termination Fee within five (5) Business Days following such termination. The parties hereto acknowledge and hereby agree that in no event shall any of Purchaser or its Affiliates be required to pay, or to cause to be paid, (A) the Termination Fee on more than one occasion or (B) both the Termination Fee and any other damages, other than any interest on the Termination Fee; provided, nothing in this Section 10.03 shall affect or diminish the respective rights, obligations and liability of the parties under Sections 6.03, 11.01, 11.10 and 11.11.
(b)    The parties hereby acknowledge and agree that (i) the agreements contained in this Section 10.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement, and (ii) the Termination Fee payable by Purchaser pursuant to Section 10.03(a) (together with any amounts payable or indemnifiable pursuant to the last sentence of this Section 10.03(b)) is not a penalty, but is liquidated damages in a reasonable amount that will compensate the Sellers and their Affiliates for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance upon this Agreement and on the expectation of the consummation of the transactions contemplated herein, and for the loss suffered by reason of the failure of such consummation, which amount would otherwise be uncertain and incapable of accurate determination. If Purchaser fails promptly to pay any amount due pursuant to this Section 10.03, it shall also pay any reasonable costs and expenses incurred by the Company in connection with enforcing this Agreement (including by legal action), together with interest on such unpaid amount, at a rate per annum, compounded monthly, equal to the Prime Rate, as reported in the print edition of The Wall Street Journal, Eastern Edition, on the date such amount was required to be paid (or, if unavailable, on the latest date prior to the payment due date on which such rate is available), calculated from the date such amount was required to be paid to (but excluding) the payment date.
(c)    Notwithstanding anything to the contrary in this Agreement, Sellers’ right to receive payment of the Termination Fee pursuant to this ARTICLE X shall be the sole and exclusive remedy of the Company and the Sellers against Purchaser or any of its Affiliates or any of their respective stockholders, partners, members or representatives for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and (ii) upon payment of the Termination Fee to the Sellers, none of Purchaser or any of its Affiliates or any of their respective stockholders, partners, members or representatives shall have any further liability or obligation relating to or arising out of Purchaser’s failure to consummate the transactions contemplated by this Agreement, whether or not the Company or the Sellers elect to terminate this Agreement. In no event shall the Company or the Sellers seek any (x) equitable relief or equitable remedies of any kind whatsoever or (y) money damages or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, other than damages in an amount not in excess of the Termination Fee, in each case, relating to or arising out of Purchaser’s failure to consummate the transactions contemplated by this Agreement.
ARTICLE XI

GENERAL PROVISIONS
Section 11.01 Expenses. Except as otherwise expressly specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 11.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):
(a)     if to Sellers:
Barbara Rosenbaum
Sellers Representative
9 Fairfield Drive
Lexington, Massachusetts 02420

with a copy to:
Greenberg Traurig, LLP
1750 Tysons Boulevard
Suite 1000
McLean, Virginia 22102
Attention:Mark Wishner
            Fiorello Vicencio, Jr.
Email:    WishnerM@gtlaw.com
    VicencioR@gtlaw.com
(b) if to the Company at or prior to the Closing:
CENTRA Technology, Inc.
4121 Wilson Blvd.

Arlington, Virginia 22203
Attention: President
Email:
with a copy to:
Greenberg Traurig, LLP
1750 Tysons Boulevard
Suite 1000
McLean, Virginia 22102
Attention: Mark Wishner
                 Fiorello Vicencio, Jr.
Email:        WishnerM@gtlaw.com
        VicencioR@gtlaw.com

(c ) if to Purchaser or the Company after the Closing:
Pacific Architects and Engineers, LLC
7799 Leesburg Pike
Suite 300 North
Falls Church, Virginia 22043
Attention:     Paul W. Cobb, Jr.
Email:        Whit.Cobb@pae.com

with a copy to:

Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue, NW
Washington, DC 20004
Attention:     Andrew M. Ray
        Sean Donahue
Email:        andrew.ray@morganlewis.com
        sean.donahue@morganlewis.com

Section 11.03 Public Announcements. Neither party hereto shall make, or cause to be made, any press release or public announcement or disclosure in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation or applicable regulations of the SEC, and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication.
Section 11.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 11.05 Entire Agreement. This Agreement (including the Disclosure Schedules, the other schedules and exhibits hereto), the Escrow Agreement, the Confidentiality Agreement, and the R&W Insurance Policy constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.
Section 11.06 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Sellers and Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers or Purchaser); provided, however, that Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of Purchaser without the consent of Seller; provided, further, that no such assignment by Purchaser shall release Purchaser from any liability or obligation under this Agreement.
Section 11.07 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Seller Representative, the Company and Purchaser.
Section 11.08 Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
Section 11.09 No Third Party Beneficiaries. Except for the provisions of ARTICLE IX and Section 6.07 relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
Section 11.10 Governing Law; Submission to Jurisdiction.
(a)     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware, without regard to conflicts of laws principles.
(b)    The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
Section 11.11 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.11.
Section 11.13 Attorneys’ Fees. In the event that any party hereto institutes any Action against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the Action shall be entitled to receive, in addition to all other damages to which it may be entitled, the reasonable costs incurred by such party in connection with such Action, including reasonable attorneys’ fees and expenses and court costs.
Section 11.14 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or electronic communications by portable document format (.pdf)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
Section 11.14 Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience only, in sections corresponding to the Sections of ARTICLE III and ARTICLE IV. Any exception or qualification set forth in the Disclosure Schedules with respect to a particular representation or warranty contained in ARTICLE III or ARTICLE IV of the Agreement shall be deemed to be an exception or qualification with respect to all other applicable representations and warranties contained in ARTICLE III or ARTICLE IV of the Agreement to which such exception or qualification is reasonably apparent on its face to be applicable, whether or not such exception or qualification is so numbered. To the extent that any representation or warranty contained in ARTICLE III or ARTICLE IV of the Agreement is limited or qualified by the materiality of the matters to which the representation or warranty is given, the inclusion of any matter in the Disclosure Schedules does not constitute a determination by the Company or the Sellers that such matters are material. In addition, under no circumstances shall the disclosure of any matter in the Disclosure Schedules where a representation or warranty in ARTICLE III or ARTICLE IV of the Agreement is limited or qualified by the materiality of the matters to which the representation or warranty is given imply that any other undisclosed matter having a greater value or other significance is material.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed as of the date first written above.
PURCHASER:

Pacific Architects and Engineers, LLC

By: /s/ John Heller
Name: John Heller
Title: President and Chief Executive Officer

[Signature page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed as of the date first written above.
COMPANY:

CENTRA Technology, Inc.

By:    /s/ Jack Barry
Name:    Jack Barry
Title:    Chief Operating Officer

[Signature page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed as of the date first written above.
SELLERS:

Harold Rosenbaum 2011 Revocable Trust

By:    /s/ Barbara Rosenbaum
    Barbara Rosenbaum
    Trustee

Rosenbaum Family Foundation, Inc.

By:    /s/ Barbara Rosenbaum
    Barbara Rosenbaum
    President

(1) Children’s Trust f/b/o Linda Anne Rosenbaum Duska; (2) Children’s Trust f/b/o Sharon Rosenbaum Harris; (3) Children’s Trust f/b/o Amy Debra Rosenbaum; (4) Grandchildren’s Trust f/b/o Rebecca Elizabeth Harris; (5) Grandchildren’s Trust f/b/o Rachel Casey Harris; (6) Grandchildren’s Trust f/b/o Samuel Joseph Duska; (7) Grandchildren’s Trust f/b/o Jacob Ethan Duska; (8) Grandchildren’s Trust f/b/o Jessica Louise Duska; (9) Grandchildren’s Trust f/b/o Sarah Rose Duska; (10) Grandchildren’s Trust f/b/o Louis Allen Lahey; (11) Grandchildren’s Trust f/b/o Hannah Paige Lahey; and (12) Grandchildren’s Trust f/b/o Alice Evelyn Lahey

By: Rosenbaum Family 2019 Irrevocable Trust

By:    /s/ John McClellan
    John McClellan
    Trustee

[Signature page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed as of the date first written above.

SELLERS:

CENTRA Technology, Inc. Employee Stock Ownership Trust

By:    /s/ Diane Colpitts
Name: Diane Colpitts
Title:    Trustee

/s/ Matthew Partan
Matthew Partan

/s/ Lee Zinser
Lee Zinser

[Signature page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed as of the date first written above.
SELLERS REPRESENTATIVE:

/s/ Barbara Rosenbaum
Barbara Rosenbaum

[Signature page to Stock Purchase Agreement]

Exhibit A
R&W Insurance Policy

Exhibit B
Form of Escrow Agreement

Exhibit C
Form of Stock Power

Exhibit D
Forms of Seller Release

Exhibit E
Form of Receipt, Termination and Release

Schedule 1.01(a)
Knowledge Persons

Schedule 1.01(b)
Sellers Table of Percentage Ownership

Schedule 1.01(c)
Working Capital Statement

Schedule 8.02(f)
Employees to Execute Retention Agreements

Schedule 9.02(v)
Certain Matters